Exhibit 10.1

AMENDED AND RESTATED
EQUITY INTEREST PURCHASE AGREEMENT
among
WCA WASTE CORPORATION,
WCA WASTE SYSTEMS, INC.,
WCA OF MISSISSIPPI, LLC
EWS HOLDINGS, LLC,
WRH GAINESVILLE, LLC,
WRH GAINESVILLE HOLDINGS, LLC,
WRH ORANGE CITY, LLC,
EWS CENTRAL FLORIDA HAULING, LLC,
MACLAND HOLDINGS, INC.,
MACLAND DISPOSAL CENTER, INC.,
MACLAND DISPOSAL INC. II
and
EMERALD WASTE SERVICES, LLC

February 28, 2011

(continued)

-ii-

(continued)

-iii-

(continued)

Exhibits
Exhibit A	Assignment and Assumption Agreement
Exhibit B	Voting Agreement
Exhibit C	Stockholders’ Agreement
Exhibit D	Registration Rights Agreement

-iv-

AMENDED AND RESTATED EQUITY INTEREST PURCHASE AGREEMENT
     THIS AMENDED AND RESTATED EQUITY INTEREST PURCHASE AGREEMENT (this “Agreement”) is made effective February 28, 2011, by and among WCA Waste Corporation, a Delaware corporation (“WCA Parent”), WCA Waste Systems, Inc., a Delaware corporation (“WCA Systems”), WCA of Mississippi, LLC, a Delaware limited liability company (“WCA Mississippi”), EWS Holdings, LLC, a Delaware limited liability company (“EWS Holdings”), WRH Gainesville, LLC, a Florida limited liability company (“WRH Gainesville”), WRH Gainesville Holdings, LLC, a Florida limited liability company (“WRH Gainesville Holdings”), WRH Orange City, LLC, a Florida limited liability company (“WRH Orange City”), EWS Central Florida Hauling, LLC, a Florida limited liability company (“EWS CF”), Emerald Waste Services, LLC, a Florida limited liability company (“EWS”), MacLand Holdings, Inc., a Delaware corporation (“MacLand Holdings”), MacLand Disposal Center, Inc., a Mississippi corporation (“MacLand I”), and MacLand Disposal Inc. II, a Mississippi corporation (“MacLand II”). WCA Parent and WCA Systems are collectively referred to as the “WCA Parties,” EWS Holdings, WRH Gainesville, WRH Gainesville Holdings, WRH Orange City, EWS CF and EWS are collectively referred to as the “Emerald Parties,” and MacLand Holdings, MacLand I and MacLand II are collectively referred to as the “MacLand Companies”. Capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in Article 9.
R E C I T A L S:
     WHEREAS, the Parties have previously entered into the Equity Interest Purchase Agreement (the “Original Agreement”) dated December 15, 2010 (the “Original Agreement Date”) and the Parties wish to amend and restate the Original Agreement in its entirety;
     WHEREAS, EWS Holdings is the sole record and beneficial owner of all of the issued and outstanding limited liability company interests or capital stock, as applicable, of each of (i) WRH Gainesville, which owns and operates a transfer station located at 5002 SW 41st Boulevard, Gainesville, Florida 32608 (the “Gainesville Transfer Station”); (ii) WRH Gainesville Holdings, which holds the permit for the Gainesville Transfer Station; (iii) WRH Orange City, which owns certain real property (the “Orange City Property”) located at 1378 South Volusia Avenue, Orange City, Florida 32763; (iv) EWS CF, which owns and operates certain hauling operations servicing EWS Holdings’ Central Florida operations (the “Central Florida Business”); and (v) EWS, which (except for the Gulf Coast Business) is a party to certain contracts associated with the Central Florida Business (the foregoing entities referred to in clauses (i) through (v) collectively as the “Emerald Companies”), and the limited liability company interests of the Emerald Companies owned by EWS Holdings (collectively, the “Equity Interests”) represent all of the authorized, issued and outstanding equity interests of each of WRH Gainesville, WRH Gainesville Holdings, WRH Orange City, EWS CF, and EWS;
     WHEREAS, EWS Holdings wishes to sell and WCA Systems wishes to buy all of the Equity Interests of WRH Gainesville, WRH Gainesville Holdings, WRH Orange City, EWS CF and EWS; and

     WHEREAS, prior to the Closing (defined below), EWS shall transfer all Gulf Coast Assets and Gulf Coast Liabilities to a Subsidiary of EWS Holdings that is not also an Emerald Company (such Subsidiary shall hereinafter be referred to as “EWS Gulf Coast”).
A G R E E M E N T:
     NOW, THEREFORE, in consideration of the promises and of the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows, intending to be legally bound hereby:
ARTICLE I
1. Transfer of Equity Interests; Delivery of Consideration; Assignment of Accounts and Deferred Revenue; Assignment of Rights.
     1.1 Specified Interests. Subject to the terms and conditions of this Agreement, effective as of the Closing Date (as hereinafter defined) the parties will take the following actions and shall further deliver the consideration specified below and take the further actions required of them under this Agreement:
          (a) EWS Holdings shall assign, convey, transfer and deliver to WCA Systems 100% of the Equity Interests.
          (b) WCA Parent will deliver the Purchase Price (defined below), on behalf of EWS Holdings, to the parties and in the manner set forth in Section 2.1 below.
     1.2 Equity Interests Free and Clear of Liens. All of the Equity Interests shall be delivered hereunder free and clear of all liens and encumbrances, except for Permitted Liens.
     1.3 Closing. Subject to the satisfaction or waiver of the conditions to the Closing set forth in Article 7 below, the closing of the transactions contemplated hereby shall take place by facsimile transmission or by electronic mail in PDF format of all required documents (with the original executed documents to be delivered by overnight courier) to the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002, at such time and place, as shall be agreed upon by the Parties, but in any event as soon as reasonably practicable following the satisfaction of the conditions to Closing (which time and place are designated as the “Closing” and the date on which the Closing occurs is designated as the “Closing Date”). The Parties hereby agree that the Closing may take place through the exchange of digital copies of all closing documents, which shall be delivered in escrow to the attorneys for the respective Parties and disbursed and delivered upon the satisfaction of all conditions to Closing set forth in this Agreement. The Parties agree to furnish original executed copies of each of the closing documents to the other Party no later than two (2) business days following the Closing Date. For accounting purposes and legal transfer of ownership of the Equity Interests, the Closing shall be effective as of 12:01 a.m. Eastern Standard Time on March 1, 2011 (the “Effective Time”).

     1.4 Assignment of Accounts Receivable and Accounts Payable; Deferred Revenue Adjustment; Prepaid Expense Amount.
          (a) Accounts Receivable and Accounts Payable. As soon as practicable prior to the Closing Date, EWS Holdings shall provide to WCA Parent an estimate of the Accounts Receivable and Accounts Payable of the Emerald Companies (other than those related to the Gulf Coast Business) as of the Closing Date, including sufficient background detail regarding the basis for such amounts (the “Account Worksheet”). As soon as practicable prior to Closing, WCA Parent shall provide any comments and revisions to the Account Worksheet. At Closing, EWS Holdings shall provide the final Accounts Receivable and Accounts Payable of the Emerald Companies (other than those related to the Gulf Coast Business) as of the Effective Time (the “Final Account Worksheet”), in form reasonably acceptable to WCA Parent. At Closing, the Emerald Companies shall cause the assignment to EWS Gulf Coast of the Accounts Receivable and Accounts Payable set forth on the Final Account Worksheet pursuant to an Assignment and Assumption Agreement attached as Exhibit A hereto. From and after the Closing Date, EWS Gulf Coast shall (i) have the right to collect the Accounts Receivable and shall be entitled to retain all amounts collected and (ii) be solely responsible for the payment of the Accounts Payable promptly following Closing. Except as set forth in this Section 1.4(a), the WCA Parties, including the Emerald Companies after the Effective Time, shall not have any obligation to EWS Gulf Coast or any other Person with respect to any collection of the Accounts Receivable set forth on the Final Account Worksheet or with respect to the payment of the Accounts Payable set forth on the Final Account Worksheet. Notwithstanding the foregoing, following the Closing WCA Parent shall, and shall cause each of its Subsidiaries (including each Emerald Company) to, (i) cooperate with and assist EWS Gulf Coast in connection with the collection of the Accounts Receivable by taking such actions that are reasonably requested by the EWS Gulf Coast in connection therewith and (ii) cause all correspondence, invoices or any other documents relating to the Accounts Receivable or Accounts Payable set forth on the Final Account Worksheet that are received by WCA Parent or any Subsidiary (including any Emerald Company) to be delivered to EWS Gulf Coast not less often than on a monthly basis. If WCA Parent or any of its Subsidiaries (including any Emerald Company) receives any payment with respect to the Accounts Receivable, it shall deliver any such payment to EWS Gulf Coast in the form received no later than the last business day of the week following its receipt thereof.
          (b) Deferred Revenue. (i) As soon as practicable prior to the Closing Date, EWS Holdings shall provide to WCA Parent an estimate of the Deferred Revenue of the Emerald Companies (other than those related to the Gulf Coast Business) as of the Closing Date, including sufficient background detail regarding the basis for such amounts (the “Deferred Revenue Worksheet”). As soon as practicable prior to the Closing, WCA Parent shall provide any comments and revisions to the Deferred Revenue Worksheet. At Closing, EWS Holdings shall provide the Deferred Revenue of the Emerald Companies (other than those related to the Gulf Coast Business) as of the Effective Time (the “Final Deferred Revenue Worksheet”), in form reasonably acceptable to WCA Parent. At Closing, WCA Parent shall deduct from the Net Cash Purchase Price an amount equal to the Deferred Revenue set forth on the Final Deferred Revenue Worksheet (such amount, the “Estimated Deferred Revenue Amount”).
               (ii) Within 120 days after the Closing Date, WCA Parent shall deliver to EWS Holdings a statement (the “Statement”) setting forth the actual Deferred Revenue of the

Emerald Companies (other than those related to the Gulf Coast Business) as of the Effective Time (the “Actual Deferred Revenue Amount”). WCA Parent will prepare the Statement in a manner consistent with the preparation of the Deferred Revenue Worksheet. The Statement shall contain a supporting schedule detailing the calculation of the proposed Actual Deferred Revenue Amount and will be accompanied with copies of all back up materials used in preparing the Statement and determining the Actual Deferred Revenue Amount.
               (iii) EWS Holdings and its representatives will be entitled to examine the back up materials used in the preparation of the Statement and determining the Actual Deferred Revenue Amount and to discuss the preparation of the Statement and determining the Actual Deferred Revenue Amount with WCA Parent’s accounting personnel. If EWS Holdings disagrees with the calculation of the Actual Deferred Revenue it must deliver to WCA Parent, within thirty (30) days after the date WCA Parent delivered the Statement to EWS Holdings, a written description of each such disagreement (the “Protest Notice”), which such Protest Notice shall be in reasonable detail based on all information available to EWS Holdings. WCA Parent and EWS Holdings will thereafter negotiate in good faith to resolve any such disagreements. If, after a period of fifteen (15) days following the date on which such written the Protest Notice is delivered by EWS Holdings to WCA Parent, EWS Holdings and WCA Parent have not resolved each such disagreement set forth in the Protest Notice, then either EWS Holdings or WCA Parent will be entitled to submit such disagreements to Grant Thornton LLP (the “Disputes Auditor”) so long as such submitting party provides prompt written notice of such submission to the nonsubmitting party. Within seven days after receipt of such written notice, EWS Holdings and WCA Parent will each deliver to the Disputes Auditor (with a copy to the other Party) a written settlement offer setting forth its calculation of the Actual Deferred Revenue Amount (each, a “Settlement Offer”). WCA Parent will grant (and will cause each Emerald Company to grant) to the Disputes Auditors reasonable access to WCA Parent and the Emerald Companies’ respective books and records. WCA Parent will cause their accounting personnel to discuss with the Disputes Auditor the preparation of the Statement and the calculation of Actual Deferred Revenue Amount and to grant to the Disputes Auditor reasonable access to the back up materials of WCA Parent’s accountants and accounting personnel used in the preparation of the Statement and determining the Actual Deferred Revenue Amount. The Disputes Auditor will resolve the disagreements (the “Final Resolution”) set forth in the Protest Notice within thirty (30) days after the date on which the Disputes Auditor is engaged or as soon thereafter as possible. The calculation of the Actual Deferred Revenue Amount by the Disputes Auditor will be binding upon the Parties. The cost of the services of the Disputes Auditor will be borne half by EWS Holdings and half by WCA Parent. If either party fails to deliver a Settlement Offer in accordance with this Section 1.4(b)(iii), the costs of the Disputes Auditor will be borne solely by such party.
               (iv) If the Actual Deferred Revenue Amount exceeds the Estimated Deferred Revenue Amount, EWS Holdings shall pay to WCA Parent, within fifteen (15) days from the date of delivery of the Statement (or if a Protest Notice is delivered by EWS Holdings pursuant to this Section 1.4, then within fifteen (15) days from the later of the date that the last of the disagreements set forth in the Protest Notice are amicably resolved by EWS Holdings and WCA Parent or the date of delivery to EWS Holdings and WCA Parent of a Final Resolution by the Disputes Auditor), an amount in cash equal to the amount by which the Actual Deferred Revenue Amount exceeds the Estimated Deferred Revenue Amount. If the Actual Deferred

Revenue is less than the Estimated Deferred Revenue Amount, WCA Parent shall pay to EWS Holdings, within fifteen (15) days from the date of delivery of the Statement (or if a Protest Notice is delivered by EWS Holdings pursuant to this Section 1.4, then within fifteen (15) days from the later of the date that the last of the disagreements set forth in the Protest Notice are amicably resolved by EWS Holdings and WCA Parent or the date of delivery to EWS Holdings and WCA Parent of a Final Resolution by the Disputes Auditor), an amount in cash equal to the amount by which the Estimated Deferred Revenue Amount exceeds the Actual Deferred Revenue Amount.
               (c) Prepaid Items and Reimbursed Expenses. Schedule 1.4(c) hereto sets forth the Prepaid Item Amount as of the Original Agreement Date (the “Prepaid Item Estimate”) and those certain capital expenditure expenses that the Emerald Companies have incurred and for which the WCA Parties have agreed to reimburse the Emerald Parties (collectively, the “Reimbursed Expenses Amount”), including sufficient background detail regarding the basis for such amounts. As soon as practicable prior to the Closing, EWS Holdings shall provide to WCA Parent a worksheet (the “Reimbursement and Prepaid Items Worksheet”) containing (i) an estimate of the Reimbursed Expenses Amount as of the Closing Date and (ii) an estimate of the Prepaid Item Amount of the Emerald Companies (other than with respect to the Gulf Coast Business) as of the Closing Date, to be prepared and calculated consistently with the preparation and calculation of the Prepaid Item Estimate and the Reimbursed Expenses Amount, respectively, and including sufficient background detail regarding the basis for such amounts. As soon as practicable prior to the Closing, WCA Parent shall provide any comments to and request revisions of the Reimbursement and Prepaid Items Worksheet. At Closing, EWS Holdings shall provide the final Reimbursed Expenses Amount (the “Final Reimbursed Expenses Amount”) and the final Prepaid Items Amount (the “Final Prepaid Items Amount”) as of the Effective Time (the “Final Reimbursement and Prepaid Items Worksheet”), in form reasonably acceptable to WCA Parent. Notwithstanding the foregoing, unless otherwise agreed to by WCA Parent in writing, in no event shall an amount that was not set forth on Schedule 1.4(c) and was not approved by WCA Parent after the Original Agreement Date be set forth on the Reimbursement and Prepaid Items Worksheet or the Final Reimbursement and Prepaid Items Worksheet.
ARTICLE II
2. Purchase Price; Escrow Agreement.
     2.1 Payment of Purchase Price. Upon the terms and conditions set forth in this Agreement, in consideration of the transfer of the Equity Interests and the covenants and agreements set forth in Article 5, at the Closing WCA Parent shall pay the aggregate consideration set forth in this Section 2.1 (collectively, the “Purchase Price”) as follows:
          (a) the amount (such amount, the “Comerica Release Amount”) necessary to cause Comerica Bank, a Texas banking association (“Comerica”), to release all Liens in favor of Comerica under the Comerica Credit Facility on any assets or properties of the Emerald Companies, as set forth in a payoff letter (which such payoff letter shall provide that all such Liens shall be terminated and released (including the termination of all UCC financing statements filed by or on behalf of Comerica) upon receipt by Comerica of the Comerica Release

Amount) to be delivered by Comerica to the Emerald Parties and WCA Parent prior to the Closing (the “Comerica Payoff Letter”), shall be paid by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in the Comerica Payoff Letter;
          (b) the amount (such aggregate amount the “Other Indebtedness Payment Amount”) necessary to satisfy in full certain indebtedness, including amounts owed pursuant to vehicle leasing arrangements, described on Schedule 2.1(b) (which such schedule can be amended or supplemented at any time by the Emerald Parties up to the Closing) owed to such creditors identified on Schedule 2.1(b) (the “Other Creditors”), as set forth, in each case, in a payoff letter (which each such payoff letter shall provide that all Liens on any assets or properties of any Emerald Company shall be terminated and released (including the termination of all UCC financing statements filed by or on behalf of the applicable Other Creditor) and, to the extent applicable, that a bill of sale evidencing the transfer of title to all property that was the subject of any lease described on Schedule 2.1(b) shall be delivered as promptly as practicable after the Closing) upon receipt by each such Other Creditor of such Other Creditor’s portion of the Other Indebtedness Payment Amount set forth on such Other Creditor’s payoff letter) to be delivered by EWS Holdings to WCA Parent prior to Closing (each such payoff letter descried in this Section 2.1(b), an “Other Creditor Payoff Letter”), shall be paid by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in each Other Creditor Payoff Letter;
          (c) the amount (such aggregate amount the “Transaction Expenses Amount”) necessary to satisfy in full all transaction expenses owed by any of the Emerald Companies to each of (1) Livingstone Partners, (2) Katten Muchin Rosenman LLP, and (3) Lowndes, Drosdick, Doster, Kantor & Reed, P.A. (each of the foregoing, an “Emerald Professional”) as set forth, in each case, in a payoff letter to be delivered by EWS Holdings to WCA Parent prior to Closing (each such payoff letter descried in this Section 2.1(c), an “Emerald Professional Payoff Letter”), shall be paid by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in each Emerald Professional Payoff Letter;
          (d) an amount in cash equal to the Base Cash Purchase Price less (i) the Comerica Release Amount, less (ii) the Other Indebtedness Payment Amount, less (iii) the Estimated Deferred Revenue Amount, less (iv) the Transaction Expenses Amount plus (iv) the sum of (A) the Final Reimbursed Expenses Amount and (B) the Final Prepaid Items Amount, such net amount (the “Net Cash Purchase Price”), to be paid by wire transfer of immediately available funds in accordance with the wire transfer instructions to be delivered by EWS Holdings to WCA Parent in writing prior to Closing;
          (e) (i) a stock certificate representing 180,723 shares (the “First Indemnification Shares”) of common stock, par value $0.01 per share, of WCA Parent (the “WCA Parent Common Stock”) and a stock certificate representing 722,891 shares (the “Second Indemnification Shares” and, together with the First Indemnification Shares, the “Indemnification Shares”) of WCA Parent Common Stock, both to be deposited by WCA Parent on the Closing Date into an escrow account (the “Escrow Fund”) in accordance with Section 2.2 for the benefit of EWS Holdings and (ii) a stock certificate representing 1,506,025 shares (the “Distributed Shares,” and together with the Indemnification Shares, the “Closing Shares”) of

WCA Parent Common Stock to be issued by WCA Parent on the Closing Date to EWS Holdings; and
          (f) an amount in cash necessary to satisfy in full certain obligations incurred for the purchase of vehicles described on Schedule 2.1(f) shall be paid by wire transfer of immediately available funds in accordance with the payment instructions set forth on Schedule 2.1(f).
     2.2 Indemnification Shares.
          (a) The Indemnification Shares will be deposited by WCA Parent at the Closing with BOKF, NA dba Bank of Texas (the “Escrow Agent”) in accordance with the terms and conditions of an escrow agreement, in form reasonably satisfactory to all Parties (the “Escrow Agreement”), and will be distributed by the Escrow Agent in accordance with Section 2.2(b).
          (b) The Indemnification Shares shall be held in the Escrow Fund to satisfy the indemnification obligations of EWS Holdings pursuant to Article 6 and shall be held in the Escrow Fund pursuant to the terms of the Escrow Agreement and Section 6.5 (i), in the case of the First Indemnification Shares, until May 29, 2011; provided, that, in the event that any Claim has been made by a WCA Indemnified Person pursuant to Article 6 or in the event that WCA Parent believes in good faith that all Accounts Payable of the Emerald Companies have not been paid in full by such date, such later date as WCA Parent provides an Accounts Payable Notice (as defined in the Escrow Agreement) to the Escrow Agent or such later date as provided in the Escrow Agreement, and (ii) in the case of the Second Indemnification Shares, until the third anniversary of the Closing Date.
     2.3 Adjustments to Indemnification Shares. If, at any time subsequent to the Closing and prior to the date that no Indemnification Shares remain held in the Escrow Fund, the number of shares of WCA Parent Common Stock are proportionately increased or decreased, changed or converted into or exchanged for a different number or kind of shares of stock or other securities of WCA Parent or of another corporation or other property, including cash (whether as a result of a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, redesignation, merger, consolidation, recapitalization or otherwise), then any Indemnification Shares held in an Escrow Fund shall be adjusted in a manner to appropriately and equitably reflect any such increase or decrease, change, conversion or exchange in the manner set forth in the Escrow Agreement with respect to such Indemnification Shares.
ARTICLE III
3. Representations and Warranties of the Emerald Parties. Prior to or upon the execution of this Agreement, EWS Holdings has delivered to the WCA Parties a schedule (the “Emerald Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in any provision hereof or as an exception to one or more representations or warranties contained in Article 3 or one or more of its covenants contained in Article 5. The inclusion of any information in the Emerald Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Emerald Parties, has resulted in or would result in a Material Adverse Effect, or is outside the ordinary course of business.
     The Emerald Parties (other than EWS with respect to its Gulf Coast Business) make the following representations and warranties jointly and severally, and represent and warrant that all of the following representations and warranties are true as of the Original Agreement Date:
     3.1 Due Organization.
          (a) EWS Holdings is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business in the places and in the manner as now conducted.
          (b) Each of WRH Gainesville, WRH Gainesville Holdings, WRH Orange City and EWS CF and EWS is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of Florida, and each has all requisite power and authority to carry on its respective business in the places and in the manner as now conducted, and each has all requisite power and authority to carry on its respective business in the places and in the manner as now conducted. The records and minutes books of each Emerald Company (other than EWS with respect to its Gulf Coast Business), as heretofore made available to WCA Parent, are correct and complete with respect to matters occurring on and after January 1, 2008, and will be delivered to WCA Parent at the Closing.
     3.2 Authorization, Validity and Effect of Agreements; Non-Contravention.
          (a) The execution and delivery of this Agreement by each Emerald Party and the performance of the transactions contemplated herein by each Emerald Party have been duly and validly authorized by each Emerald Party. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto (collectively, the “Transaction Documents”) for value received will constitute, the valid and legally binding obligations of the Emerald Parties to this Agreement and each of the Transaction Documents to which such Emerald Parties are parties enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency or other similar laws relating to creditor’s rights generally and (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          (b) Except as set forth in Section 3.2(b) of the Emerald Disclosure Schedule, the execution and delivery of this Agreement by the Emerald Parties and each of the other Transaction Documents to which such Emerald Parties are parties does not, and the consummation of the transactions contemplated hereby by the Emerald Parties will not, (i) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate, terminate or modify (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Lien (defined below) upon any part of the property of the Emerald Parties (other than EWS with respect to its Gulf Coast Business) pursuant to any provision of any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which any Emerald Party (other than EWS with respect to its Gulf Coast Business) is a party or by which it is bound; or (ii) violate or conflict with any provision of the respective Organizational Documents of the Emerald Parties, except with respect to clause (i) for any such event that is not reasonably expected to have a Material Adverse Effect on the Emerald Parties.
     3.3 Equity Interests of the Emerald Companies; Sufficiency of Assets.
          (a) All of the issued and outstanding shares of capital stock or limited liability company interests of the Emerald Companies, as applicable, are set forth on Section 3.3(a) of the Emerald Disclosure Schedule. All of the shares of capital stock and limited liability company interests of the Emerald Companies, as applicable, have been duly authorized and validly issued, are fully paid and nonassessable, are owned of record and beneficially by the parties set forth in Section 3.3(a) of the Emerald Disclosure Schedule, and, except as set forth on Section 3.3(a) of the Emerald Disclosure Schedule, are free and clear of all Liens.
          (b) Except as set forth on Section 3.3(b) of the Emerald Disclosure Schedule, the assets owned, leased or licensed by the Emerald Companies (other than EWS with respect to its Gulf Coast Business) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Acquired Businesses as currently conducted.
     3.4 Obligations to Issue or Sell Equity Interests. Except as set forth on Section 3.4 of the Emerald Disclosure Schedule, there are no (a) outstanding securities or obligations that are convertible into or exchangeable for any shares of capital stock or limited liability company interests, as applicable, or any other securities of any Emerald Company, or (b) right of first refusal, option, warrant, call, conversion right, contracts, arrangements or commitments, written or otherwise, of any kind which obligates any Emerald Company, or under which any Emerald Company is or may become bound, to issue or sell any of its authorized but unissued shares of capital stock or limited liability company interests, as applicable, or any other securities or equity interests. Without limiting the generality of the foregoing, except as set forth on Section 3.4 of the Emerald Disclosure Schedule, there is no valid basis upon which any Person (other than EWS Holdings) may claim to be in any way the record or beneficial owner of, or to be entitled to acquire (of record or beneficially), any share of capital stock or limited liability company interest, as applicable, or any other security or equity interest of any Emerald Company, and no Person has made or, to the Knowledge of the Emerald Parties, threatened to make any such claim. In addition, no Emerald Company has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its shares of capital stock or limited liability company interests, as applicable, or any other securities or equity interests therein or to pay any dividend or make any distribution in respect thereof.
     3.5 Subsidiaries. Except as set forth in Section 3.5 of the Emerald Disclosure Schedule, no Emerald Company (a) presently owns, of record or beneficially, or controls, directly or indirectly, any capital stock, securities convertible into capital stock, membership interest, partnership interest, limited partnership interest or any other equity interest in any corporation, limited liability company, partnership, limited partnership, association or business entity; or (b) is, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity, save and except any joint venture solely with another Emerald Company.
     3.6 Predecessor Status, etc. To the Knowledge of the Emerald Parties, set forth on Section 3.6 of the Emerald Disclosure Schedule is a list of all of the names of all predecessors of each Emerald Company (other than EWS with respect to its Gulf Coast Business), including the names of any entities from whom each Emerald Company (other than EWS with respect to its Gulf Coast Business) previously acquired significant assets or with whom each Emerald Company merged. To the Knowledge of the Emerald Parties, except as disclosed in Section 3.6 of the Emerald Disclosure Schedule, no Emerald Company has ever been a subsidiary or division of another company nor been a part of an acquisition which was later rescinded.
     3.7 Financial Statements.
          (a) Prior to the Closing Date, the Emerald Parties have furnished to the WCA Parties the audited financial statements (balance sheet, statement of operations and statement of cash flows and related footnotes) of each of the Emerald Companies as, at and for the fiscal years ended December 31, 2008 and December 31, 2009 (collectively, the “Emerald Financial Statements”). Prior to the Original Agreement Date, the Emerald Parties have furnished to WCA Parent consolidated audited financial statements (balance sheet, statement of operations and statement of cash flows and related footnotes) of Waste Recyclers Holdings, LLC as, at and for the fiscal years ended December 31, 2008 and December 31, 2009.
          (b) The Emerald Parties have furnished to the WCA Parties the unaudited financial statements (balance sheet, statement of operations and statement of cash flows and related footnotes) of the Emerald Companies (other than with respect to the Gulf Coast Business) as, at and for the three month periods ended March 31, 2010, June 30, 2010 and September 30, 2010 and the one month and ten month periods ended October 31, 2010 (collectively, the “Interim Emerald Financial Statements”).
          (c) The Emerald Financial Statements and the Interim Emerald Financial Statements, collectively, fairly present in all material respects the financial condition and operating results of the Emerald Companies (other than with respect to the Gulf Coast Business) as of the dates indicated, and the results of their operations as of the dates and for the periods indicated, and were prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto or in Section 3.7(c) of the Emerald Disclosure Schedule and except that unaudited financial statements may not contain all footnotes required by GAAP and year-end adjustments. Since January 1, 2008, the Emerald Companies have maintained a standard system of accounting established in accordance with GAAP. Since January 1, 2008, there are no significant deficiencies or material weaknesses in the internal controls over financial reporting of the Emerald Companies.
          (d) the Final Account Worksheet, Final Deferred Revenue Worksheet and Approved Prepaid Expense Amount delivered at Closing will be complete and accurate in all respects as of the Closing Date.

     3.8 Liabilities and Obligations.
          (a) The Emerald Parties do not have any liabilities of any kind, character and description, whether accrued, obsolete, secured or unsecured, contingent or otherwise, except (i) to the extent clearly and accurately reflected and accrued for or fully reserved against in the Interim Emerald Financial Statements, (ii) for liabilities and obligations which have arisen after October 31, 2010 (the “Latest Balance Sheet Date”) in the ordinary course of business consistent with past custom and practice, (iii) as set forth in Section 3.8(a) of the Emerald Disclosure Schedule, (iv) with respect to the Gulf Coast Business, (v) any Transfer Station Liabilities (as defined below) or (vi) for liabilities that would not reasonably be expected to have a Material Adverse Effect on the Emerald Parties.
          (b) At Closing, after taking into account the repayment of indebtedness of the Emerald Companies provided for by Section 2.1, there will be no outstanding indebtedness or liabilities outstanding under any operating leases for any of the Emerald Companies except for those operating leases set forth on Section 3.8(b) of the Emerald Disclosure Schedule.
          (c) Section 3.8(c) of the Emerald Disclosure schedule lists each letter of credit of each Emerald Company.
     3.9 Approvals. Except as set forth on Section 3.9 of the Emerald Disclosure Schedule, no authorization, consent or approval of, or registration or filing with, any Governmental or Regulatory Authority or any other Person is or was required to be obtained or made by any Emerald Party in connection with the execution, delivery or performance of this Agreement or any of the Transaction Documents.
     3.10 Permits and Intangibles.
          (a) The Emerald Parties (other than EWS with respect to its Gulf Coast Business) hold all certificates of need, permits, titles (including motor vehicle titles and current registrations), fuel permits, Licenses, orders, approvals, franchises and certificates (“Permits”) (other than those relating to environmental matters, which are exclusively covered in Section 3.26) as are adequate for the operation of the Emerald Companies (other than EWS with respect to its Gulf Coast Business), as presently constituted other than would not reasonably be expected to have a Material Adverse Effect on the Emerald Parties and no Emerald Party has received any written notice or, to the Knowledge of the Emerald Parties, any oral notice of violation of such Permits.
          (b) Other than with respect to EWS’ Gulf Coast Business, the Emerald Parties have delivered to the WCA Parties a description and copies as of the Original Agreement Date, of all of the Emerald Companies’ material reports, notifications, pending permit applications and engineering studies filed or submitted or required to be filed or submitted to governmental agencies, any other governmental approvals or applications for approval and of all material written notifications from such governmental agencies with respect to the Permits, in each case with respect to such items that have been received or obtained by the Emerald Parties since January 1, 2008 or which are otherwise in the possession of the Emerald Parties.

     3.11 Personal Property and Leases. Section 3.11 of the Emerald Disclosure Schedule sets forth an accurate list and a complete description as of the Original Agreement Date of all of the personal property and leases for equipment used by the Emerald Companies (other than EWS with respect to its Gulf Coast Business) in excess of $10,000 per annum. All assets used by the Emerald Companies (other than EWS with respect to its Gulf Coast Business) are either owned by an Emerald Company (other than EWS with respect to its Gulf Coast Business) or leased or licensed as indicated on Section 3.11 of the Emerald Disclosure Schedule. Except (i) as described on Section 3.11 of the Emerald Disclosure Schedule, (ii) for Permitted Liens or (iii) for any Liens that remain in favor of Comerica after the Closing Date as an administrative convenience in its capacity as both the collateral agent under the Comerica Credit Facility and as the collateral agent on behalf of the lenders to the WCA Parties, there are no Liens on any personal property or assets owned by any Emerald Company (other than EWS with respect to its Gulf Coast Business).
     3.12 Customers; Contracts and Commitments.
          (a) Section 3.12(a) of the Emerald Disclosure Schedule sets forth the names and addresses of all of the customers of the Emerald Companies (other than EWS with respect to its Gulf Coast Business) as of the Original Agreement Date. To the Knowledge of the Emerald Parties, the consummation of the transactions contemplated by this Agreement will not have a Material Adverse Effect on the business relationship of the Emerald Companies (other than EWS with respect to its Gulf Coast Business) with any customer and the Emerald Parties have received no written notice or, to the Knowledge of the Emerald Parties, oral notice to such effect.
          (b) Section 3.12(b) of the Emerald Disclosure Schedule sets forth a true and complete list of the following Emerald Companies’ contracts, agreements and other instruments and arrangements (i) by which any Emerald Company (other than EWS with respect to its Gulf Coast Business) is bound or (ii) to which any Emerald Company (other than EWS with respect to its Gulf Coast Business) is a party (other than any Pension Plan, Welfare Plan or Benefit Plan) (the “Contracts”):
               (i) arrangements relating to providing solid waste collection, transportation or disposal services to any Person or entity in excess of $50,000;
               (ii) Licenses, Permits and other material arrangements concerning or relating to real estate owned or leased by any Emerald Company (other than EWS with respect to its Gulf Coast Business);
               (iii) employment, consulting, collective bargaining or other similar arrangements relating to or for the benefit of current employees, independent contractors or consultants;
               (iv) agreements and instruments relating to the borrowing of money or obtaining of or extension of credit;
               (v) brokerage or finder’s agreements;
               (vi) contracts involving a sharing of profits or expenses;

               (vii) acquisition or divestiture agreements;
               (viii) service or operating agreements, manufacturer’s representative agreements or distributorship agreements in excess of $25,000;
               (ix) arrangements limiting or restraining any Emerald Company (other than EWS with respect to its Gulf Coast Business) from engaging or competing in any lines of business or with any Person;
               (x) leases for personal property requiring aggregate annual payments in excess of $25,000;
               (xi) any arrangement with any labor union;
               (xii) any settlement or similar agreement with continuing financial or compliance obligations to any Emerald Company (other than EWS with respect to its Gulf Coast Business); and
               (xiii) any other agreements or arrangements that are material to the operation of the Emerald Companies (other than EWS with respect to its Gulf Coast Business).
     3.13 Real Property. Except as set forth on Section 3.13 of the Emerald Disclosure Schedule:
          (a) WRH Gainesville and WRH Orange City each have good and marketable title to real property owned by each of them described on Section 3.13 of the Emerald Disclosure Schedule (respectively, each “Emerald Company’s Real Property”), free and clear of any Lien, other than the Permitted Liens, and no Person has an option to purchase all or any portion of such real property; provided that promptly following the delivery by the Title Insurer of the commitments for title insurance referred to in Section 5.15, the Emerald Parties may update Section 3.13 of the Emerald Disclosure Schedule prior to the Closing to reflect the information regarding each Emerald Company’s Real Property received from the Title Insurer;
          (b) No Emerald Company’s Real Property is subject to any pending or, to the Knowledge of the Emerald Parties, threatened, condemnation Proceedings against all or part thereof;
          (c) To the Knowledge of the Emerald Parties, no Emerald Company has ever granted any Person or entity a lease, sublease, license, concession, or other right, written or oral, to use or occupy such Emerald Company’s Real Property, nor has any Emerald Company ever entered into an option, right of first refusal, or other agreement that would permit any Person to purchase all or part of such Emerald Company’s Real Property;
          (d) No Emerald Company has ever owned, occupied, or conducted operations on any real property, other than that respective Emerald Company’s Real Property or any other real property owned or leased by any Affiliate of such Emerald Company; and

          (e) No Emerald Company (other than EWS with respect to its Gulf Coast Business) has ever entered into an option, right of first refusal or other agreement that would permit or obligate such Emerald Company to purchase any real property.
     3.14 Insurance. Set forth on Section 3.14 of the Emerald Disclosure Schedule is a list of all current policies covering general liability, excess liability, product liability, auto liability, foreign liability, all-risk property or environmental liability of the Emerald Companies (other than EWS with respect to its Gulf Coast Business), as well as an accurate list of: (a) all of their respective insurance loss runs and worker’s compensation claims received since January 1, 2008; (b) all open claims; and (c) to the Knowledge of the Emerald Parties, all circumstances reasonably likely to result in a claim. All such policies are currently in full force and effect. Except as set forth on Section 3.14 of the Emerald Disclosure Schedule, no insurance policy of any Emerald Company (other than EWS with respect to its Gulf Coast Business) has ever been canceled, and no Emerald Company (other than EWS with respect to its Gulf Coast Business) has ever been denied insurance coverage. To the Knowledge of the Emerald Parties, Payroll Management, Inc. or its Affiliates (“PMI”) provides workers compensation insurance on behalf of the Emerald Companies pursuant to the Client Services Contract between EWS and PMI.
     3.15 Employment Matters. Section 3.15 of the Emerald Disclosure Schedule contains a list of all employees engaged to perform services for the Emerald Companies (other than EWS with respect to its Gulf Coast Business), including all employees (the “Emerald Company Employees”) leased pursuant to a Client Service Contract between EWS and PMI. Prior to the Closing Date, the Emerald Parties will have delivered to the WCA Parties a schedule setting forth the annual compensation, hourly wages, daily rate of pay, sick pay and other benefits for all Emerald Company Employees. PMI has paid or caused to be paid in full to all Emerald Company Employees all wages, salaries, commissions on jobs finished, bonuses and other direct compensation due and payable as of the Original Agreement Date for all services performed (including accrued vacation) as of the Original Agreement Date and all amounts required to be reimbursed to the Emerald Company Employees. The Emerald Companies (other than EWS with respect to its Gulf Coast Business) are in material compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours.
     3.16 Parachute Provisions. Set forth on Section 3.16 of the Emerald Disclosure Schedule is a list of any and all of the Emerald Companies’ employment agreements and any other agreements containing “parachute” provisions, and deferred compensation agreements, together with copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Original Agreement Date.
     3.17 Benefit Plans; ERISA Compliance.
          (a) Section 3.17(a) of the Emerald Disclosure Schedule contains a list of each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to in this Agreement as “Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) (sometimes referred to in this Section 3.17 as “Welfare Plans”) or any other Benefit Plans, as defined below maintained by any Emerald Party (other than EWS with respect to its Gulf Coast Business) with respect to the Emerald Company Employees.
          (b) No Emerald Company (other than EWS with respect to its Gulf Coast Business) maintains any Pension Plan or Benefit Plan intended to be a tax qualified plan described Section 401(a) of the Code, and no such plan which is maintained by any Emerald Party is or has been subject to the minimum funding rules of Code Section 412 or ERISA Section 302, or the plan termination insurance provisions of Title IV of ERISA.
          (c) There are no voluntary employee benefit associations maintained by any Emerald Company (other than EWS with respect to its Gulf Coast Business) that are intended to be exempt from federal income tax under Section 501(c)(9) of the Internal Revenue Code of 1986, as amended (the “Code”).
          (d) Except as set forth in Section 3.17(d) of the Emerald Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will give rise to, or trigger, any change of control, severance or other similar provisions in any Pension Plan, Welfare Plan or Benefit Plan that will obligate any Emerald Company (other than EWS with respect to its Gulf Coast Business) to make such payment. Except as set forth in Section 3.17(d) of the Emerald Disclosure Schedule, the consummation of any transaction contemplated by this Agreement will not result in any: (i) payment (whether of severance pay or otherwise) becoming due from the Emerald Companies (other than EWS with respect to its Gulf Coast Business) to any of their respective officers, employees, former employees or directors or to the trustee under any “rabbi trust” or similar arrangement; (ii) benefit under any Benefit Plan applicable to the Emerald Companies (other than EWS with respect to its Gulf Coast Business) being established or becoming accelerated, vested or payable; or (iii) payment or series of payments by any Emerald Company (other than EWS with respect to its Gulf Coast Business), directly or indirectly, to any Person that would constitute a “parachute payment” within the meaning of Section 280G of the Code.
          (e) Except as set forth in Section 3.17(e) of the Emerald Disclosure Schedule, no Emerald Company (other than EWS with respect to its Gulf Coast Business) provides any material post-retirement medical, health, disability or death protection coverage or contribute to or maintain any employee welfare benefit plan which provides for medical, health, disability or death benefit coverage following termination of employment by any officer, director or employee except as is required by Section 4980B of the Code or other applicable statute, nor has any Emerald Company (other than EWS with respect to its Gulf Coast Business) made any representations, agreements, covenants or commitments to provide that coverage.
          (f) With respect to any Welfare Plan applicable to the Emerald Companies (other than EWS with respect to its Gulf Coast Business), except as would not reasonably be expected to result in material liability to the Emerald Companies (i) each such Welfare Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with any applicable requirements of Part 6 of Title I of ERISA and Section 4980B(f) of the Code and (ii) each such Welfare Plan (including any such plan covering retirees or other former employees) may be amended or terminated with respect to health claims incurred after the date of such amendment (presuming proper notice thereof) without liability to any

Emerald Company (other than EWS with respect to its Gulf Coast Business) on or at any time after the Closing Date.
          (g) Except as would not reasonably be expected to result in material liability to the Emerald Companies, all contributions by any Emerald Company (other than EWS with respect to its Gulf Coast Business) required by law or by a collective bargaining or other agreement to be made under any Pension Plan, Welfare Plan or Benefit Plan with respect to all periods through the Closing Date, including a pro rata share of contributions due for the current plan year, will have been made by such date.
          (h) No Emerald Company (other than EWS with respect to its Gulf Coast Business) has nor, as of the Closing, will any Emerald Company (other than EWS with respect to its Gulf Coast Business) have, any liability or obligation for taxes, penalties, contributions, losses, claims, damages, judgments, settlement costs, expenses, costs, or any other liability or liabilities of any nature whatsoever arising out of or in any manner relating to any Pension Plan, Welfare Plan or Benefit Plan (including but not limited to employee benefit plans such as foreign plans which are not subject to ERISA), that has been, or is, contributed to by any entity, whether or not incorporated, which is deemed to be under common control (as defined in Section 414 of the Code), with any such Emerald Company (other than EWS with respect to its Gulf Coast Business) as of or prior to the Closing.
     3.18 Conformity with Law. Except as set forth on Section 3.18 of the Emerald Disclosure Schedule:
          (a) Each Emerald Company (other than EWS with respect to its Gulf Coast Business) has complied in all material respects with, and no Emerald Company (other than EWS with respect to its Gulf Coast Business) is in material default under, any ruling, directive, order, award, judgment or decree of any Governmental or Regulatory Authority except where such failure would not be reasonably expected to have a Material Adverse Effect on the Emerald Parties.
          (b) There are no Proceedings pending or, to the Knowledge of the Emerald Parties, threatened, against or affecting any Emerald Company (other than EWS with respect to its Gulf Coast Business), at law or in equity, or before or by any Governmental or Regulatory Authority and no notice of any Proceeding, pending or, to the Knowledge of the Emerald Parties, threatened, has been received by any Emerald Company (other than EWS with respect to its Gulf Coast Business) that would reasonably be expected to have a Material Adverse Effect on such Emerald Company.
          (c) Since January 1, 2008, the Emerald Companies (other than EWS with respect to its Gulf Coast Business) have conducted and are conducting their respective operations in material compliance with the Law, and, to the Knowledge of the Emerald Parties, no Emerald Company (other than EWS with respect to its Gulf Coast Business) has received any notification of any asserted present or past unremedied failure by it to comply with any Law, in either case that would reasonably be expected to have a Material Adverse Effect on such Emerald Company.

     3.19 Taxes.
          (a) Except as set forth on Section 3.19(a)-1 of the Emerald Disclosure Schedule, each Emerald Party has timely filed all federal and other Tax Returns that it was required to file for all Taxable periods in all jurisdictions in which each Emerald Party has established a Taxable presence and has paid all Taxes (whether or not shown as due on a filed Tax Return). Each filed Tax Return is true, complete and correct and each Emerald Party has made all deposits required with respect to Taxes. Except as set forth on Section 3.19(a)-2 of the Disclosure Schedule, none of the Emerald Parties has waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency for any Taxable period. None of the Tax Returns for any Emerald Party for any Taxable period is currently the subject of audit by a Taxing Authority.
          (b) None of the Emerald Companies is a party to any Tax allocation or sharing agreement or similar contract or arrangement. Except as set forth on Section 3.19(b)-1 of the Emerald Disclosure Schedule, none of the Emerald Parties has been a member of an affiliated group filing a consolidated federal Tax Return for any Taxable period and, except as set forth on Section 3.19(b)-2 of the Emerald Disclosure Schedule, no Emerald Party has received written notice of any claim, whether pending or threatened, for Taxes; there are no requests for rulings pending by any Emerald Company with any Taxing Authority; no material penalty or deficiency in respect of any Taxes that has been assessed against any Emerald Party remains unpaid.
          (c) (i) No Emerald Company is a subchapter S corporation within the meaning of Sections 1361 and 1362 of the Code, (ii) no Emerald Company is, or owns any equity interests in, any “qualified subchapter S subsidiary” within the meaning of Sections 1361(b)(3)(B) and 1362 of the Code, and (iii) each Emerald Company is a disregarded entity for U.S. federal income Tax purposes.
          (d) There are no Liens on any of the assets of any Emerald Party that arose in connection with any failure (or alleged failure) to pay any Tax. Further, all of the assets of the Emerald Parties have been properly listed and described on the property tax rolls for all periods prior to and including the Closing Date, and no portion of the assets of the Emerald Parties constitute omitted property for property tax purposes.
          (e) No claim has ever been made by a Taxing Authority in a jurisdiction where any Emerald Party does not file Tax Returns that any Emerald Party is or may be subject to taxation by that jurisdiction.
          (f) Each of the Emerald Parties has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor stockholder or other third party.
          (g) For the time period on or before January 6, 2008, to the Knowledge of the Emerald Parties, and for the time period beginning after January 6, 2008, none of the Emerald Parties (i) has been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of United States state, local or foreign law), (ii) has been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iii) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.
          (h) Each Emerald Party has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.
          (i) Except as set forth on Section 3.19(i) of the Emerald Disclosure Schedule, no Emerald Party will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any:
               (i) change in the method of accounting for a Taxable period ending on or prior to the Closing Date;
               (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;
               (iii) Intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Tax law); or
               (iv) installment sale or open transaction disposition made on or prior to the Closing Date or prepaid amount received on or prior to the Closing Date.
          (j) The unpaid Taxes of the Emerald Companies (i) did not, as of September 30, 2010, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Emerald Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Emerald Companies in filing their Tax Returns.
          (k) For the time period on or before January 6, 2008, to the Knowledge of the Emerald Parties, and for the time period beginning after January 6, 2008, none of the Emerald Parties has any liability for the Taxes of any other Person, other than another Emerald Party, under Treasury Regulations Section 1.1502—6 (or any similar provision of United States state, local, or foreign Law), as a result of being a member of a consolidated or combined group (other than a consolidated or combined group the common parent of which is Waste Recyclers Holdings, LLC), as a transferee, by contract, or otherwise.
          (l) For the time period on or before January 6, 2008, to the Knowledge of the Emerald Parties, and for the time period beginning after January 6, 2008, none of the Emerald Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the Original Agreement Date, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.
          (m) None of the Emerald Parties has been a party to a transaction that is or is substantially similar to a “reportable transaction,” within the meaning of Treasury Regulations Section 1.6011 4(b), or any other transaction requiring disclosure under analogous provisions of United States, state, local or foreign Tax law.
          (n) None of the Emerald Parties has engaged in any activity in a state of the United States or political subdivision of a state of the United States (which activity creates a taxable nexus or permanent establishment) where Tax Returns have not been filed. None of the Emerald Parties has entered into any voluntary disclosure agreements with any Taxing Authority.
          (o) WCA Parent has been provided with true and complete copies of (i) all Tax Returns of the Emerald Companies for all taxable periods ending after December 31, 2006, and (ii) all revenue agents’ reports and other similar reports relating to any audit, examination or contest of the Tax Returns of the Emerald Companies for all taxable periods ending after December 31, 2006.
     3.20 Completeness; No Defaults. EWS Holdings has made available to the WCA Parties true, correct and complete copies of: (a) the operating agreements, as amended, and record and minute books of each Emerald Company that is a limited liability company with respect to matters occurring on or after January 1, 2008, (b) the certificates of incorporation and bylaws, as amended, and record and minute books of each Emerald Company that is a corporation with respect to matters occurring on or after January 1, 2008 and (c) each lease, instrument, agreement, license, permit, certificate or other document that are included on Section 3.11, Section 3.12 and Section 3.13 of the Emerald Disclosure Schedule (collectively, the “Delivered Documents”). No Emerald Party hereto is in material default under any of the Delivered Documents.
     3.21 Government Contracts. Except as set forth on Section 3.21 of the Emerald Disclosure Schedule, no Emerald Company (other than EWS with respect to its Gulf Coast Business) is now, and since January 1, 2008, has not been, a party to any governmental contract subject to price redetermination or renegotiation.
     3.22 Absence of Changes. Except as set forth in Section 3.22 of the Emerald Disclosure Schedule, since October 31, 2010 there has not been:
          (a) any event having a Material Adverse Effect on the financial condition, assets, liabilities (contingent or otherwise), income or business of any Emerald Company (other than EWS with respect to its Gulf Coast Business);
          (b) any damage, destruction or loss (whether or not covered by insurance), change in zoning, or change in any law, rule, regulation, ordinance, or permit condition, materially adversely affecting the properties or business of any Emerald Company (other than EWS with respect to its Gulf Coast Business) with a value in excess of $50,000;

          (c) any change in the authorized or outstanding capital stock or limited liability company interests, as applicable, of any Emerald Company or any grant of any options, warrants, calls, conversion rights or commitments;
          (d) any declaration or payment of any dividend or distribution in respect of the capital stock or limited liability company interests, as applicable, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock or limited liability company interests, as applicable, of any Emerald Company;
          (e) any bonus or increase in the compensation, sales commissions, fringe benefits or fee arrangements payable or that have become payable by any Emerald Company (other than EWS with respect to its Gulf Coast Business) to any of its officers, directors, employees, consultants or agents or any change in the method by which sales commissions are calculated and paid;
          (f) any work interruptions, labor grievances or claims filed or, to the Knowledge of the Emerald Parties, any proposed law or regulation or any event or condition of any character, that could reasonably be expected to have a Material Adverse Effect on the business or future prospects of the Emerald Companies (other than EWS with respect to its Gulf Coast Business);
          (g) any sale or transfer, or any agreement to sell or transfer, other than in the ordinary course of business, any assets, property or rights of any Emerald Company (other than EWS with respect to its Gulf Coast Business) to any Person;
          (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to any Emerald Company (other than EWS with respect to its Gulf Coast Business) outside of the ordinary course of business consistent with past practices;
          (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in the assets, property or rights of any Emerald Company (other than EWS with respect to its Gulf Coast Business) or requiring consent of any party to the transfer and assignment of any such assets, property or rights;
          (j) any purchase or acquisition, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets of any Emerald Company (other than EWS with respect to its Gulf Coast Business);
          (k) any waiver of any material rights or claims of any Emerald Company (other than EWS with respect to its Gulf Coast Business);
          (l) any breach, amendment, termination, notice of non-renewal or material changes in the terms and conditions of any material contract, agreement, license, permit or other right to which any Emerald Company (other than EWS with respect to its Gulf Coast Business) is a party that would reasonably be expected to have a Material Adverse Effect on any Emerald Company;

          (m) any transaction by any Emerald Company (other than EWS with respect to its Gulf Coast Business) outside the ordinary course of its business;
          (n) any written notice of any claim, whether threatened or pending, for any material Taxes or notice of any material penalty or deficiency in respect of any Taxes that has been assessed against any Emerald Party and no other event has occurred that would be reasonably be expected to cause a material increase in the Tax reserves or effective Tax rate of any Emerald Company; or
          (o) any amendment to any Tax Returns, or any election made, any accounting method or fiscal year adopted, or any position taken in any Tax Returns relating to any of the Emerald Parties that is inconsistent with any such election, accounting method, fiscal year or position previously made, adopted or taken with respect to any Emerald Party.
     3.23 Deposit Accounts; Powers of Attorney; Escheatment.
          (a) Set forth on Section 3.23(a) of the Emerald Disclosure Schedule is a list, as of the Original Agreement Date, of: (i) the name of each financial institution in which each such Emerald Company (other than EWS with respect to its Gulf Coast Business) has accounts or safe deposit boxes; (ii) the names in which such accounts or boxes are held; and (iii) the type of accounts.
          (b) No Person holds a general or special power of attorney from any Emerald Company (other than EWS with respect to its Gulf Coast Business).
          (c) Set forth on Section 3.23(c) of the Emerald Disclosure Schedule is a list of all financial assurance instruments issued by or on behalf of each Emerald Company (other than EWS with respect to its Gulf Coast Business), including the names of the surety, the obligee and the obligor for each such instrument, the penal sum for each such instrument, the purpose of such instrument, and the termination or renewal date of each such instrument.
          (d) To the Knowledge of the Emerald Parties, there is no property or obligation of the Emerald Parties, including uncashed checks to vendors, customers or employees, non-refunded overpayments or credits, that is escheatable or payable to any state or municipality under any applicable escheatment or unclaimed property Laws or that may at any time become escheatable to any state or municipality under any such Laws.
     3.24 Proprietary Rights. Except as set forth on Section 3.24 of the Emerald Disclosure Schedule, no Emerald Company (other than EWS with respect to its Gulf Coast Business) owns or has any right or interest in any registered trademarks, trade names, patents, patent applications or registered copyrights (“Intellectual Property”) or any license or assignment with respect thereto. No Emerald Company (other than EWS with respect to its Gulf Coast Business) has granted to any third party a License or other authorization to use any Intellectual Property of such Emerald Company (except to any other one or more of the Emerald Companies) and no third party owns any ownership interest in or holds any Lien on any Emerald Company’s Intellectual Property (other than with respect to EWS’ Gulf Coast Business). No Emerald Party has received any notification that any Emerald Company (other than EWS with respect to its Gulf Coast Business) has infringed upon or is infringing upon, or has engaged in or is engaging in any unauthorized use or misappropriation of, any Intellectual Property owned by or belonging to any other Person that would reasonably be expected to have a Material Adverse Effect on such Emerald Company; and there is no pending or, to the Knowledge of the Emerald Parties, threatened claim, and no basis for the assertion of any valid claim, against any Emerald Company (other than EWS with respect to its Gulf Coast Business) with respect to any such infringement, unauthorized use or misappropriation. Except for software used in connection with the operation of the Emerald Companies, no Emerald Company (other than EWS with respect to its Gulf Coast Business) has entered into any licensing agreements to use the Intellectual Property of third parties, and no Emerald Company (other than EWS with respect to its Gulf Coast Business) owes to any third parties royalties for the use of Intellectual Property.
     3.25 Relations with Governments. Since January 1, 2008, no Emerald Company (other than EWS with respect to its Gulf Coast Business) nor to the Knowledge of the Emerald Parties, any shareholder, member, manager, director, officer, agent, employee or other person acting on behalf of any Emerald Company, has used any funds of any Emerald Company (other than EWS with respect to its Gulf Coast Business) for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. Each Emerald Company (other than EWS with respect to its Gulf Coast Business) has adequate financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. To the Knowledge of the Emerald Parties, no Emerald Company (other than EWS with respect to its Gulf Coast Business) or any partner, shareholder, member, manager, director, officer, agent, employee or other person acting on behalf of such Emerald Company, has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. To the Knowledge of the Emerald Parties, the Emerald Companies (other than EWS with respect to its Gulf Coast Business) have at all times complied, and are in compliance, in all material respects, with the Foreign Corrupt Practices Act and in all material respects with all foreign laws and regulations relating to prevention of corrupt practices.
     3.26 Environmental Matters. The Emerald Companies and the Emerald Parties have made available to the WCA Parties all of the material correspondence, agreements, notices or other documents related to the items set forth on Section 3.26 of the Emerald Disclosure Schedule.
     Except as set forth in Section 3.26 of the Emerald Disclosure Schedule:
          (a) the Emerald Companies and all property (whether real or personal) which is or was formerly leased, used, operated, owned or managed in whole or in part in any manner by any Emerald Company or any of its organizational predecessors (individually, any “Business Facility”, and collectively, the “Business Facilities”) and all operations of the Emerald Companies and their respective Business Facilities, are in material compliance and to the Knowledge of Emerald Company have been in material compliance with all applicable Environmental Laws;
          (b) each Emerald Company and its Business Facilities has obtained and is in material compliance with all material permits, Licenses, registrations, approvals and other authorizations (including all applications for all of the foregoing) required under any

Environmental Law for the business of such Emerald Company as currently conducted (collectively, “Environmental Permits”), and Section 3.26(b) of the Emerald Disclosure Schedule contains an accurate and complete listing of all of the Business Facilities and all of the material Environmental Permits of each Emerald Company;
          (c) there is no present, or to the Knowledge of the Emerald Parties, past event, condition or circumstance that may reasonably be expected to interfere with the conduct of any Emerald Company’s business in the manner now conducted relating to such Emerald Company’s compliance with Environmental Laws or which constitutes a material violation thereof, or which could reasonably be expected to have a Material Adverse Effect upon the Emerald Parties;
          (d) during the term of each Emerald Company’s ownership of or control of its Business Facilities (the “Ownership Term”), each Emerald Company and its respective Business Facilities, and any operations thereon, have not been and are not currently subject to an Environmental Claim;
          (e) there are no Environmental Claims or investigations pending or, to the Knowledge of the Emerald Parties, threatened, involving the release or threat of release of any Polluting Substances from or on (i) any Business Facility of any Emerald Company, or (ii) any other property where Polluting Substances generated by any Emerald Company or originating from any Business Facility of any Emerald Company have been recycled, stored, treated, released or disposed, or (iii) any property to which Polluting Substances were transported by any Emerald Company or (iv) any property on which any Emerald Company performs or performed Remediation;
          (f) there are no Polluting Substances on any Business Facility of any Emerald Company in an amount or concentration which would require: (i) reporting to any governmental authority under release reporting, emergency planning, or similar requirements of Environmental Laws and which have not been so reported; or (ii) Remediation to comply with the requirements of Environmental Laws;
          (g) no Emerald Company has undertaken Remediation of any facility or site or entered into any agreement or extended any offer for the payment of costs associated with such activity;
          (h) each Emerald Company has filed all material notices, notifications, financial assurance, applications and all similar documents which are required to be obtained or filed for the operation of its business or the use or operation of any of its Business Facilities and has not received any notification that such filings are incomplete or insufficient;
          (i) there are no Environmental Claims covered by any of the Emerald Companies’ insurance policies for which any Emerald Company has failed to notify its insurers within contractually required notice periods or for which insurers have denied coverage or reserved their rights to deny coverage;
          (j) The Emerald Company has not knowingly made false or misleading statements in any current or prior Environmental Permit or application for an Environmental

Permit, including those currently pending, relating to any Emerald Company or any of its Business Facilities;
          (k) the transactions contemplated by this Agreement will not require the amendment or transfer of any of the Environmental Permits;
          (l) no Emerald Company is now, and to the Knowledge of the Emerald Parties, no Emerald Company is reasonably expected to be in the future (based solely upon the Environmental Laws as they exist on the Closing Date), as a result of the operation or condition of any Business Facility of any Emerald Company or the businesses thereon as conducted since January 1, 2007 or at Closing, subject to any material: (i) contingent liability in connection with any Release or threatened Release into the environment other than the normal or routine disposal of solid waste, whether on or off the Properties or any Business Facility of any Emerald Company; (ii) Remediation requirements under Environmental Laws, or any reporting requirements related thereto, except for ordinary closure requirements under Environmental Laws; or (iii) consent order, compliance order or administrative order relating to or issued under any Environmental Law;
          (m) there are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which any Emerald Company has agreed to, assumed or retained, by contract or otherwise, except as required by Environmental Law or referenced in the Environmental Permits; and
          (n) all storage tanks on or under any Business Facility of any Emerald Company, have been maintained and remediated in material compliance with all Environmental Laws.
     3.27 No Broker’s or Finder’s Fees. Except for Livingstone Partners LLC, no agent, broker, investment banker, person or firm has acted directly or indirectly on behalf of the Emerald Parties or any Emerald Company in connection with this Agreement or the transactions contemplated herein who will be entitled to any broker’s or finder’s fee or any other commission or similar fee or expense, directly or indirectly, in connection with this Agreement or the transactions contemplated herein.
     3.28 Litigation. There are no Proceedings pending or, to the Knowledge of the Emerald Parties, threatened against any Emerald Company (other than EWS with respect to its Gulf Coast Business), or challenging the validity or propriety of the transactions contemplated by this Agreement or any Environmental Permit or other permit or governmental authorization; to the Knowledge of the Emerald Parties, there is no basis or ground for any such Proceedings; and there is no outstanding order, writ, injunction or decree of any court, administrative agency, governmental body or arbitration tribunal against any Emerald Party (other than EWS with respect to its Gulf Coast Business) or its assets, which relates to or would reasonably be expected to have a Material Adverse Effect on such Emerald Company. Set forth on Section 3.28 of the Emerald Disclosure Schedule are all Proceedings known to the Emerald Parties (other than EWS with respect to its Gulf Coast Business) to have commenced since January 1, 2008 to which any Emerald Company (other than EWS with respect to its Gulf Coast Business) was a party, or which, to the Knowledge of the Emerald Parties, were threatened against any Emerald Company

(other than EWS with respect to its Gulf Coast Business), or which relate in any manner to the assets of any Emerald Company (other than EWS with respect to its Gulf Coast Business).
ARTICLE IV
4. Representations and Warranties of the WCA Parties. Prior to or upon the execution of this Agreement, the WCA Parties have delivered to EWS Holdings a schedule (the “WCA Parties’ Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in any provision hereof or as an exception to one or more representations or warranties contained in Article 4. The inclusion of any information in the WCA Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the WCA Parties, has resulted in or would result in a Material Adverse Effect, or is outside the ordinary course of business.
     The WCA Parties make the following representations and warranties jointly and severally, and represent and warrant that all of the following representations and warranties are true as of the Original Agreement Date:
     4.1 Organization; Standing and Power. The WCA Parties are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and have all requisite power and authority to own, operate and lease its properties and to carry on its business in the places and in the manner as now being conducted.
     4.2 Capitalization.
          (a) As of the Original Agreement Date, the authorized capital stock of WCA Parent consists of 50,000,000 shares common stock and 8,000,000 shares of preferred stock. No other capital stock is authorized. As of the Original Agreement Date, there were 20,610,832 shares of WCA Parent Common Stock and 913,802 shares of WCA Parent preferred stock outstanding, and 1,073,957 shares of WCA Parent Common Stock and no shares of WCA Parent preferred stock were held in WCA Parent’s treasury. As of the Original Agreement Date, 10,173,640 shares of WCA Parent Common Stock were reserved for issuance upon the conversion of WCA Parent preferred stock and the exercise of long-term stock awards, stock options and other equity-type rewards pursuant to the Fourth Amended and Restated 2004 WCA Waste Corporation Incentive Plan (the “WCA Parent Stock Plan”) and 2,000,000 shares of WCA Parent Common Stock (the “Live Earth Earn-Out Shares”) reserved for issuance pursuant to the earn-out provisions set forth in the Equity Interest and Asset Purchase Agreement dated December 9, 2009 by and between WCA Parent, Live Earth LLC and certain other parties (the “Live Earth Agreement”). All of the issued and outstanding shares of WCA Parent Common Stock and preferred stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the equity awards issuable pursuant to WCA Parent Stock Plan, the Live Earth Earn-Out Shares and WCA Parent Common Stock issuable upon conversion of WCA Parent preferred stock, WCA Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of WCA Parent Common Stock or any other equity securities of WCA Parent or any securities representing the right to purchase or otherwise receive any shares of WCA Parent Common Stock or preferred stock.
          (b) Section 4.2(b) of the WCA Parties’ Disclosure Schedule attached hereto sets forth a true and correct list of all of WCA Parent’s Subsidiaries as of the Original Agreement Date. WCA parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the subsidiaries of WCA Parent, free and clear of all Liens other than Permitted Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of WCA Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary.
     4.3 Authorization, Validity and Effect of Agreements; Non-contravention. The execution and delivery of this Agreement by each WCA Party and the performance of the transactions contemplated herein by each WCA Party have been duly and validly authorized by each WCA Party. This Agreement constitutes, and all Transaction Documents when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of the WCA Parties to this Agreement and each of the Transaction Documents to which such WCA Parties are parties enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency or other similar laws relating to creditor’s rights generally and (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement by the WCA Parties and each of the other Transaction Documents to which such WCA Parties are parties does not, and the consummation of the transactions contemplated hereby by the WCA Parties will not except as set forth on Section 4.3 of the WCA Parties’ Disclosure Schedule, (i) require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any third party; (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate, terminate or modify (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Lien upon any part of the property of the WCA Parties pursuant to any provision of any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which any WCA Party is a party or by which it is bound; or (iii) violate or conflict with any provision of the respective Certificates of Incorporation or Bylaws, each as amended to the Original Agreement Date and as applicable, of the WCA Parties.
     4.4 SEC Reports; Financial Statements.
          (a) Since January 1, 2008, WCA Parent has filed all reports, schedules, forms, statements and other documents required to be filed by WCA Parent under, and in accordance with the requirements of, each of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, as the case may be, and the rules and regulations thereunder (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. Except to the extent corrected by subsequent SEC Reports or amendments to a prior SEC Report, as of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, at the time when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications of the SEC Reports by the chief executive officer and the chief financial officer are each true and correct. No subsidiary of WCA Parent is or has been required to file any form report, registration statement or other document with the SEC.
          (b) The financial statements and notes contained or incorporated by reference in the SEC Reports of WCA Parent comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements (i) have been prepared in accordance with GAAP and Regulation S-X of the SEC, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which are not expected to be, individually or in the aggregate, materially adverse) and the omission of notes to the extent permitted by Regulation S-X of the SEC and (ii) fairly present in all material respects the financial position of WCA Parent and its Subsidiaries as of and for the dates thereof and the results of operations, changes in stockholders’ equity, and cash flows for the periods then ended. The financial statements referred to in this Section 4.4(b) reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than WCA Parent and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of WCA Parent.
          (c) WCA Parent and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by WCA Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of WCA Parent’s filings with the SEC and other public disclosure documents. WCA Parent and its Subsidiaries maintain internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). WCA Parent has completed an evaluation of the effectiveness of its internal control over financial reporting in compliance with Section 404 of the Sarbanes Oxley Act for the year ended December 31, 2009, and such evaluation concluded that such controls were effective. WCA Parent has disclosed and identified, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the Original Agreement Date, for WCA Parent’s auditors and the audit committee of WCA Parent’s board of directors (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect WCA Parent’s ability to record, process, summarize and report financial information, (ii) any material weaknesses in internal control over financial reporting and (iii) any fraud, whether or not material, that involves management or other employees who have a significant role in WCA Parent’s or its subsidiaries’ internal control over financial reporting.
          (d) Since the date of the latest unaudited financial statements included within the SEC Reports, there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect with respect to WCA Parent. Since

September 30, 2010, each WCA Party (i) has been operated in all material respects in the ordinary course of business and (ii) has not made any material changes in its respective capital or corporate structures.
          (e) WCA Parent is in compliance with the applicable listing rules of NASDAQ and has not received any notice from NASDAQ asserting any non-compliance with such rules. To the Knowledge of the WCA Parties, each director and executive officer of WCA Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.
     4.5 Litigation. Except as set forth in the SEC Reports, there are no Proceedings pending or, to the Knowledge of the WCA Parties, threatened against any WCA Parent or any of its Subsidiaries, or challenging the validity or propriety of the transactions contemplated by this Agreement; to the Knowledge of the WCA Parties and the Emerald Parties, there is no basis or ground for any such Proceedings; and there is no outstanding order, writ, injunction or decree of any court, administrative agency, governmental body or arbitration tribunal against WCA Parent or any of its Subsidiaries or their respective assets, which relates to or would reasonably be expected to have a Material Adverse Effect on WCA Parent or any of its Subsidiaries.
     4.6 Insurance. WCA Parent and its Subsidiaries are presently insured, and since January 1, 2008, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Except as would not reasonably be expected to have a Material Adverse Effect on WCA Parent, all of the insurance policies and bonds maintained by WCA Parent and its Subsidiaries is in full force and effect, neither WCA Parent nor any of its Subsidiaries are in material default thereunder and all material claims thereunder have been filed in due and timely fashion.
     4.7 Conformity with Law.
          (a) WCA Parent and each of its Subsidiaries has complied in all material respects with, and neither WCA Parent nor any of its Subsidiaries is in material default under, any ruling, directive, order, award, judgment or decree of any Governmental or Regulatory Authority except where such failure would not be reasonably expected to have a Material Adverse Effect on WCA Parent or any of its Subsidiaries.
          (b) Except as set forth in the SEC Reports, there are no Proceedings pending or, to the Knowledge of the WCA Parties, threatened against or affecting WCA Parent or any of its Subsidiaries, at law or in equity, or before or by any Governmental or Regulatory Authority and no notice of any Proceeding, pending or, to the Knowledge of the WCA Parties, threatened, has been received by WCA Parent or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect on WCA Parent or any of its Subsidiaries.
          (c) Except as set forth in the SEC Reports, WCA Parent and its Subsidiaries have conducted and are conducting their respective operations in material compliance with the Law, and to the Knowledge of the WCA Parties, neither WCA Parent nor any of its Subsidiaries has received any notification of any asserted present or past unremedied failure by it to comply with any Law that would reasonably be expected to have a Material Adverse Effect on WCA Parent or any of its Subsidiaries.
     4.8 Relations with Governments. No WCA Party nor to the Knowledge of the WCA Parties, any shareholder, member, manager, director, officer, agent, employee or other person acting on behalf of any WCA Party, has used any funds of any WCA Party for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. Each WCA Party has adequate financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. To the Knowledge of the WCA Parties, no WCA Party, partner, shareholder, member, manager, director, officer, agent, employee or other person acting on behalf of any WCA Party, has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. To the Knowledge of the WCA Parties, the WCA Parties have at all times complied, and are in compliance, in all material respects, with the Foreign Corrupt Practices Act and in all material respects with all foreign laws and regulations relating to prevention of corrupt practices.
     4.9 Contracts and Commitments.
          (a) Except for this Agreement, neither WCA Parent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) which (i) is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the Original Agreement Date that has not been filed or incorporated by reference in the SEC Reports or (ii) which materially restricts the conduct of any line of business by WCA Parent or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 4.9 is referred to herein as a “WCA Contract.”
          (b) Each WCA Contract is a valid and binding obligation of WCA Parent or such of its Subsidiaries that is a party thereto and, to the Knowledge of the WCA Parties, of each other party thereto, is in full force and effect, except where such failure to be in full force and effect would not have or be reasonably likely to have a Material Adverse Effect on WCA Parent or such of its applicable Subsidiaries. WCA Parent and each of its Subsidiaries have performed all obligations required to be performed by them to date under each WCA Contract to which WCA Parent or such of its Subsidiaries is a party thereto, except where such nonperformance, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect. No event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of WCA Parent or any of its Subsidiaries to any such WCA Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect. To the Knowledge of the WCA Parties, no other party to any WCA Contract is in default under the terms of any WCA Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect.

     4.10 Absence of Certain Changes or Events.
          (a) Except as disclosed in the SEC Reports filed prior to the Original Agreement Date, since September 30, 2010, no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on WCA Parent or any of its Subsidiaries.
          (b) Since September 30, 2010:
               (i) WCA Parent and each of its Subsidiaries has been operated in all material respects in the ordinary course of business;
               (ii) neither WCA Parent nor any of its Subsidiaries has made any material changes in its respective capital or corporate structures;
               (iii) no Person (including the WCA Parties) has accelerated, terminated, modified or cancelled any material contract, agreement or other instrument or arrangements by which WCA Parent or any of its Subsidiaries is bound or affected or to which WCA Parent or any of its Subsidiaries is a party;
               (iv) neither WCA Parent nor any of its Subsidiaries has permitted any material Lien or claim against WCA Parent’s or any of its Subsidiaries’ assets outside the ordinary course of business and no event has occurred which would reasonably be expected to result in a material impairment to any significant asset of WCA Parent or any of its Subsidiaries;
               (v) neither WCA Parent nor any of its Subsidiaries has made any material investment in or loan to any other Person or incurred any material indebtedness to any other Person;
               (vi) there are no Environmental Claims or investigations pending, or to the Knowledge of the WCA Parties, threatened, against WCA Parent or any of its Subsidiaries that would reasonably be expected to be disclosed in any report filed by WCA Parent pursuant to the Exchange Act;
               (vii) neither WCA Parent nor any of its Subsidiaries has received any written notice or, to the Knowledge of the WCA Parties, oral notice of any claim, whether threatened or pending, for any material Taxes or notice of any material penalty or deficiency in respect of any Taxes that has been assessed against WCA Parent or any of its Subsidiaries and no other event has occurred that would be reasonably be expected to cause a material increase in the Tax reserves or effective Tax rate of WCA Parent or any of its Subsidiaries; and
               (viii) each WCA employee benefit plan (as the term is defined in Section 3(3) of ERISA, and other arrangements or agreement providing benefits to any employee or former employee of WCA Parent, its Subsidiaries or any ERISA Affiliate (collectively, the “WCA Plans”) has been operated and administered in all material respects in accordance with its terms and applicable law, neither WCA Parent nor any of its Subsidiaries has received notice of any material claims, whether threatened or pending (other than routine claims for benefits) by, on behalf of or against any WCA Plans or trusts related thereto and no other event has occurred that would reasonably be expected to cause WCA Parent or any of its Subsidiaries to record a material liability or impairment to the value of any assets held with respect to the WCA Plans.
     4.11 Required Vote. No vote of the stockholders of WCA Parent is required by law, WCA Parent’s certificate of incorporation or bylaws or otherwise to approve this Agreement and the transactions contemplated hereby.
     4.12 Financial Capability; Solvency. As of the Closing, WCA Parent will have sufficient funds to deliver the Cash Purchase Price as and when due, and to consummate the transactions contemplated by this Agreement. Upon the Closing, WCA Parent and its Subsidiaries will not be insolvent as defined in Section 101 of Title 11 of the United States Code.
     4.13 Valid Issuance of the Securities. The Closing Shares, when issued, sold and delivered in accordance with the terms of this Agreement, as applicable, will be duly authorized, validly issued, fully paid and nonassessable, and will be free of restrictions on transfer and pre-emptive rights other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.
     4.14 Offering. The offer, sale and issuance of the Closing Shares as contemplated by this Agreement is exempt from the registration or qualification requirements of the Securities Act, and any applicable state securities laws, and neither WCA Parent nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.
     4.15 Purchase for Investment. Each of the WCA Parties is acquiring the Equity Interests for investment and not with a view to distributing all or any part thereof in any transaction which would constitute a “distribution” within the meaning of the Securities Act. Each of the WCA Parties acknowledges that none of the Equity Interests has been registered under the Securities Act and none of the Emerald Parties is under any obligation to file a registration statement or similar filing with the SEC or any state agency with respect to the Equity Interests.
     4.16 Investor Qualifications. Each of the WCA Parties (a) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Equity Interests; (b) is able to bear the complete loss of its investment in the Equity Interests; (c) has had the opportunity to ask questions of the Emerald Parties and the management of each of the Emerald Companies concerning the terms and conditions of the Equity Interests and the Acquired Businesses; (d) has had the opportunity to obtain additional information about the Emerald Companies and the Acquired Businesses and all of such WCA Party’s questions have been answered to their satisfaction; and (e) is otherwise an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.
     4.17 No Broker’s or Finder’s Fees. No agent, broker, investment banker, person or firm has acted directly or indirectly on behalf of the WCA Parties in connection with this Agreement or the transactions contemplated herein who will be entitled to any broker’s or finder’s fee or any other commission or similar fee or expense, directly or indirectly, in connection with this Agreement or the transactions contemplated herein.

ARTICLE V
5. Covenants of Both Parties.
     5.1 Emerald Tax Covenants.
          (a) For purposes of the Taxable year in which the transaction contemplated by this Agreement shall close, the Emerald Parties, at the Emerald Parties’ sole cost and expense, shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Emerald Companies for all periods ending on or prior to the Closing Date (after giving effect to any valid extension of time to file). Prior to the filing of any such Tax Return, the Emerald Parties shall provide WCA Parent with a substantially final draft of such Tax Return at least fifteen (15) Business Days prior to the due date for such Tax Return and shall accept all reasonable comments from WCA Parent. The Emerald Companies shall promptly upon filing provide WCA Parent with filed copies of all such Tax Returns. The Emerald Parties shall timely pay to the appropriate Taxing Authority all Taxes (including estimated Taxes) shown due on such Tax Returns.
          (b) WCA Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of any of the Emerald Companies for Tax periods which begin before the Closing Date and end after the Closing Date. Prior to the filing of any such Tax Return, WCA Parent shall provide EWS Holdings with a substantially final draft of such Tax Return at least ten (10) Business Days prior to the due date for such Tax Return (after taking into account any extensions to such due date) and shall accept all reasonable comments from EWS Holdings. EWS Holdings shall pay by cash, check or wire transfer to WCA Parent, within five (5) days before the date on which Taxes are to be paid with respect to such periods, an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date. For purposes of this Section 5.1, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, or employment or payroll Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income, gains or receipts, or employment or payroll Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practice of the Emerald Companies to the extent in compliance with applicable Law.
          (c) The Parties agree to:
               (i) cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree (A) to retain all books and records with respect to Tax matters pertinent to each of the Emerald Companies relating to any Taxable period beginning before the Closing until the expiration of the statute of limitations (unless, prior to such expiration, the WCA Parties deliver a written notice to EWS Holdings requesting that such books and records be retained and specifying the additional retention period) of the respective Taxable periods and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the WCA Parties or the Emerald Parties, as the case may be, shall allow the other Party to take possession of such books and records.
          (ii) use their best efforts to obtain any certificate or other document from any Governmental or Regulatory Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
     (d) Without the prior written consent of WCA Parent, after the execution of this Agreement and prior to the Closing none of the Emerald Parties shall amend any Tax Returns, or make any election, adopt any accounting method or fiscal year, or take any position in any Tax Returns relating to any of the Emerald Parties that is inconsistent with any such election, accounting method, fiscal year or position previously made, adopted or taken with respect to any Emerald Party.
     (e) All sales and transfer taxes, deed taxes, conveyance fees, recording charges and similar taxes imposed as a result of the transactions contemplated by this Agreement, together with any interest, penalties or additions to such transfer taxes (“Transfer Taxes”), shall be borne one-half by WCA Parent and one-half by EWS Holdings. WCA Parent and EWS Holdings shall cooperate in filing all necessary Tax Returns under applicable Laws with respect to Transfer Taxes.
     (f) WCA Parent shall inform EWS Holdings of the commencement of any audit, examination or proceeding (“Tax Contest”) relating in whole or in part to a Tax Claim for which a WCA Indemnified Person may be entitled to indemnity from EWS Holdings hereunder. With respect to any Tax Contest for which EWS Holdings is liable under Article 6 for all Loss relating thereto, EWS Holdings shall be entitled to control, in good faith, all proceedings taken in connection with such Tax Contest with counsel satisfactory to WCA Parent; provided, however, that (x) EWS Holdings shall promptly notify WCA Parent in writing of their intention to control such Tax Contest, (y) in the case of a Tax Contest relating to Taxes of the Company for a Tax period beginning before and ending after the Closing Date, EWS Holdings and WCA Parent shall jointly control all proceedings taken in connection with any such Tax Contest and (z) if any Tax Contest could reasonably be expected to have an adverse effect on any WCA Indemnified Person in any Tax period beginning after the Closing Date, the Tax Contest shall not be settled or resolved without Buyer’s consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if notice is given to EWS Holdings of the commencement of any Tax Contest and EWS Holdings do not, within ten (10) Business Days after WCA Parent’s notice is given, give notice to WCA Parent of its election to assume the defense thereof (and in connection therewith, acknowledge in writing the indemnification obligations hereunder of EWS Holdings), EWS Holdings shall be bound by any determination made in such Tax Contest or any compromise or settlement thereof effected by WCA Parent. The failure of WCA Parent to give reasonably prompt notice of any Tax Contest shall not release, waive or otherwise affect EWS Holdings’ obligations with respect thereto. WCA Parent and the Emerald Companies shall use their reasonable efforts to provide EWS Holdings with such assistance as may be reasonably requested by EWS Holdings in connection with a Tax Contest controlled solely or jointly by EWS Holdings.
     5.2 Regulatory and Other Approvals. The WCA Parties will, as promptly as practicable, (i) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of the WCA Parties to consummate the transactions contemplated by this Agreement or the Transaction Documents, (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as the Emerald Parties or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (iii) cooperate with the Emerald Parties in connection with the performance of its obligations under this Section 5.2. To the extent that any involvement from any Emerald Party is needed, the Emerald Parties agree to reasonably cooperate with and assist the WCA Parties in the performance of its obligations under this Section 5.2. The WCA Parties will provide prompt notification to EWS Holdings when any such consent, approval, action, filing or notice above is obtained, taken, made or given, as applicable, and will advise Emerald of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Transaction Documents.
     5.3 Interim Conduct of the Business. Until Closing, except for effecting the Gulf Coast Business Transfer (as defined below) by EWS to EWS Gulf Coast, the Emerald Parties will conduct their businesses only in the ordinary and usual course consistent with past practice. The Emerald Parties agrees to promptly notify WCA Parent of any event or occurrence not in the ordinary course of business of the Emerald Companies (except for effecting the Gulf Coast Business Transfer by EWS to EWS Gulf Coast) and any event that could reasonably be expected to have a material effect on the business of the Emerald Companies. Without limiting the generality of the foregoing and except for effecting the Gulf Coast Business Transfer by EWS to EWS Gulf Coast, each Emerald Party will use commercially reasonable efforts to:
          (a) pay its debts, Taxes and other obligations when due subject to good faith disputes over such debts or Taxes and obtaining WCA Parent’s consent (which such consent shall not be unreasonably withheld, conditioned or delayed) to the filing of material Tax Returns, if applicable;
          (b) preserve intact its relationships with suppliers, customers, employees, creditors, and others having business dealings with the Emerald Companies;
          (c) maintain in full force and effect its existing policies of insurance which affect the Emerald Companies;

          (d) preserve, protect and maintain all assets of each Emerald Company, ordinary wear and tear excepted;
          (e) continue performance in the ordinary course of its obligations under the Contracts and other obligations; and
          (f) take no action which would interfere with or prevent performance and consummation of this Agreement, including without limitation solicitation from any other Person, any inquiries or proposals related to the disposition of all or any portion of the Emerald Companies, or pursuing or engaging in discussions with respect thereto.
     5.4 WCA Parent’s Approval of Certain Transactions. Until Closing, with respect to the operation of the Emerald Companies (except for effecting the Gulf Coast Business Transfer by EWS to EWS Gulf Coast), the Emerald Parties shall not, without WCA Parent’s prior written consent (which such consent shall not be unreasonably withheld, conditioned or delayed), except in the ordinary course of business consistent with past practices, directly or indirectly:
          (a) except for draws from time to time on the Comerica Credit Facility, incur, commit to incur or permit to be incurred any debt or other obligation or liability, which increases the liabilities of the Emerald Companies or results in the creation of a Lien other than a Permitted Lien on any asset of an Emerald Company;
          (b) sell, assign, transfer, license or otherwise dispose of any interest in any asset of an Emerald Company;
          (c) enter into any lease of real or personal property or any renewals thereof involving a rental obligation;
          (d) permit any Lien other than a Permitted Lien or claims against any assets of an Emerald Company;
          (e) enter into any transaction, contract or commitment or waive any right, cancel any debt or claim, or voluntarily suffer any extraordinary loss;
          (f) make any capital expenditure or commitments for additions to property, plant or equipment constituting capital assets on behalf of the Emerald Companies in an aggregate amount exceeding $50,000;
          (g) enter into any lease or installment purchase agreement providing for annual payments in excess of $25,000; or
          (h) enter into any agreement to do or engage in any of the foregoing.
     5.5 NASDAQ Listing. WCA Parent agrees to list, prior to the Closing, on NASDAQ the Closing Shares to be issued hereunder.

     5.6 Pre-Closing Access. The Emerald Parties agree that upon reasonable notice and subject to applicable Laws relating to the exchange of information, between the Original Agreement Date and the Closing, the Emerald Parties will permit representatives of the WCA Parties to have access at all reasonable times, and in a manner so as not to interfere unreasonably with the normal business operations of the Emerald Companies, to the premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Emerald Companies and to the Emerald Company Employees.
     5.7 Employee Matters. Except as may be required by Law and with respect to effecting the Gulf Coast Business Transfer by EWS to EWS Gulf Coast, the Emerald Parties will refrain from directly or indirectly:
          (a) making any material representation or promise, oral or written, to any Emerald Company Employee concerning any Benefit Plan, except for statements as to the rights or accrued benefits of any Emerald Company Employee under the terms of any Benefit Plan;
          (b) making any increase in the salary, wages or other compensation of any Emerald Company Employee;
          (c) adopting, entering into or becoming bound by any Benefit Plan, employment-related Contract or collective bargaining agreement with respect to the Acquired Businesses or any of the Emerald Company Employees, or amending, modifying or terminating (partially or completely) any such Benefit Plan, employment-related Contract or collective bargaining agreement, except to the extent required by applicable Law; or
          (d) establishing or modifying any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan or any employment-related Contract or other compensation arrangement with or for Emerald Company Employees or (ii) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan or any employment-related Contract or other compensation arrangement with or for Emerald Company Employees.
          (e) EWS Holdings will administer each Benefit Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other applicable Laws. EWS Holdings will promptly notify WCA Parent in writing of each receipt by the Emerald Parties (and furnish WCA Parent with copies) of any notice of investigation or administrative proceeding by the IRS, Department of Labor, the Pension Benefit Guaranty Corporation or other Person involving any Benefit Plan.
          (f) Prior to Closing, the Parties shall cooperate and take such actions reasonably necessary and appropriate to provide for the transition of the Emerald Company Employees and the provision of benefits to such Emerald Company Employees up to and following the Closing Date.
     5.8 Notice of Developments. Each Party will give prompt written notice to the other Party of any fact, event or circumstances known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect or (ii) would cause or constitute a material breach of any of its representations, warranties or covenants in this Agreement. Except as otherwise provided in this Agreement, no disclosure by any Party pursuant to this Section, however, shall be deemed to amend or supplement any schedule hereto or to prevent or cure any misrepresentation or breach of warranty.
     5.9 Exclusivity . Until the earlier of the Closing or the termination of this Agreement in accordance with Article 8, no Emerald Party nor any of its Affiliates will solicit, initiate, encourage, negotiate or enter into any agreement regarding the submission of any proposal or offer from any Person other than the WCA Parties relating to the acquisition of all or any portion of the equity interests or the assets of any Emerald Company (other than the Gulf Coast Business) (including any acquisition structured as a merger, consolidation, or share exchange).
     5.10 Confidentiality. Neither the Emerald Parties nor any direct or indirect subsidiary of EWS Holdings shall disclose to any Person or make use of any trade secrets or confidential information of the Emerald Companies (collectively, “Emerald Confidential Information”), other than (i) to disclose the Emerald Confidential Information to the WCA Parties and its counsel, (ii) in the ordinary course of business prior to the Effective Time or (iii) with respect to the ownership or operation of the Gulf Coast Business by EWS Holdings or any of its Affiliates (or any successor in interest thereto) prior to and after the Effective Time. The term “Emerald Confidential Information” does not include any trade secrets or confidential information of the Emerald Companies that (i) is or becomes generally available to the public other than as a result of a disclosure by any Emerald Party or any direct or indirect subsidiary of EWS Holdings prior to the Effective Time or by EWS Holdings or any direct or indirect subsidiary of EWS Holdings (but excluding any Emerald Company) (collectively the “Emerald Restricted Parties”) after the Effective time, in either case in violation of this Section 5.10, (ii) lawfully becomes available to any Emerald Restricted Party after the Effective Time hereof on a nonconfidential basis from a source not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any Emerald Restricted Party or (iii) is independently developed by or on behalf of Emerald Restricted Party without use of or reference to any Emerald Confidential Information. In the event that any Emerald Party or any direct or indirect subsidiary of EWS Holdings prior to the Effective Time or any Emerald Restricted Party after the Effective Time is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar or equivalent process) to disclose any of the Emerald Confidential Information, such party shall, to the extent lawfully permitted, provide WCA Parent with written notice of any such request or requirement so that WCA Parent may seek (at WCA Parent’s sole cost and expense) a protective order or other appropriate remedy, consult with such party with respect to taking steps to resist or narrow the scope of such request or legal process and/or waive compliance, in whole or in part, with the provisions of this Section 5.10. If, in the absence of a protective order or other remedy or the receipt of a waiver by WCA Parent, such Emerald Party or Emerald Restricted Party, as the case may be, is nonetheless, upon the advice of its legal counsel, legally compelled to disclose any Emerald Confidential Information, such party may, without liability under this Section 5.10, disclose only that portion of such Emerald Confidential Information that such counsel advises that such party is legally required to be disclosed, provided that such party exercises its good faith efforts to preserve the confidentiality of the Emerald Confidential Information, including, without limitation, by cooperating with WCA Parent (at WCA Parent’s sole cost and expense) to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Emerald Confidential Information. Without limiting the right of the WCA Parties to pursue all other legal and equitable rights available to it for violation of this Agreement by the any Emerald Party or any direct or indirect subsidiary of EWS Holdings or their respective agents, it is agreed that other remedies cannot fully compensate the WCA Parties for such a violation and that the WCA Parties shall be entitled to injunctive relief to prevent violation or continuing violation thereof. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency. Notwithstanding anything to the contrary in this Agreement, each WCA Party acknowledges and recognizes that the Emerald Restricted Parties or their Affiliates either are or may from time to time be engaged in one or more lines of business that directly or indirectly compete with one or more of the WCA Parties or their Affiliates (a “Competing Business”). Each WCA Party agrees and recognizes that nothing in this Section 5.10 shall (i) prevent, deter, limit or hinder, in any way, any Emerald Restricted Party or any of their Affiliates or their respective successors in interest from engaging in any Competing Business, including, but not limited to, the Gulf Coast Business and (ii) restrict any Emerald Restricted Party’s use of any of its overall knowledge and understanding of the waste services industry.
     5.11 Publicity. No Emerald Party shall issue a press release or other public disclosure without advance approval thereof by WCA Parent except to the extent required by Law. EWS Holdings shall have the right to review and comment on any press release or other public disclosure issued by WCA Parent concerning this Agreement or the transactions contemplated hereby.
     5.12 Legal Requirements. Each of Emerald Parties and the WCA Parties will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement or the Transaction Documents and will promptly cooperate with and furnish information to any Party necessary in connection with any such requirements imposed upon such other Party in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Documents.
     5.13 Further Assurances. Subject to the terms and conditions of this Agreement, the Emerald Parties and the WCA Parties each agree to use reasonable best efforts in good faith and to cause to be taken, such further actions and execute such other documents as may be reasonably required to promptly fulfill the conditions to the Closing, permit the consummation of the transactions contemplated under this Agreement and to further secure to each party the rights intended to be conferred hereby and the other agreements ancillary to the transactions contemplated hereby.
     5.14 Financial Statements.
          (a) As promptly as reasonably practicable and in any event on or before the twentieth day of each month from the Original Agreement Date to the Closing Date, EWS Holdings shall deliver to WCA Parent the internal monthly unaudited financial statements (balance sheet, statement of operations and statement of cash flows) of the Emerald Companies for the prior month.

          (b) EWS Holdings shall provide unaudited financial statements for each of the Emerald Companies for the three months ending December 31, 2010 on or prior to March 31, 2011.
     5.15 Real Property Documents. As promptly as practicable following the execution hereof, WCA Waste will obtain a commitment for title insurance from Chicago Title Insurance Company (the “Title Insurer”) with respect to real property located in Florida covering the Emerald Companies’ Real Property, together with copies of all documents evidencing title exceptions thereon, and an updated survey of such real property. Copies of such commitments for title insurance and updated surveys shall be provided to EWS Holdings. All such title insurance policies and any fees or other expenses related thereto shall be paid for by WCA Parent.
     5.16 Use of Emerald Company Name. Promptly following the Closing, WCA Parent shall take all necessary action to change the company name of EWS. Following the Closing, neither WCA Parent nor any of its Subsidiaries will use the terms “Emerald” or “EWS” in connection with the businesses of the Emerald Companies. Notwithstanding the foregoing, WCA Parent and its Subsidiaries shall be entitled to keep the names “Emerald,” “Emerald Waste Services,” “EWS” or other similar names on assets of the Emerald Companies, including vehicles and containers, for a period not to exceed 18 months following Closing. In addition, WCA Parent and its Subsidiaries may use the names “Emerald,” “Emerald Waste Services,” “EWS” or other similar names to the extent reasonably necessary to obtain all rights, benefits and privileges under any agreement to which an Emerald Company is a party.
     5.17 Closure Financial Assurances; Other Bond Obligations. The Parties acknowledge that, notwithstanding any limitation of this Agreement to the contrary, at Closing the WCA Parties shall succeed to all the closure and post-closure obligations and liabilities as well as any new, continuing or recurring compliance obligations associated with the Gainesville Transfer Station (all such foregoing obligations and liabilities, the “Transfer Station Liabilities”). Any and all performance bonds, collection bonds and other types of bonds or any other kind of financial assurance provided related to the Gainesville Transfer Station in effect prior to the Closing Date, each of which is set forth on Schedule 5.17 hereto, shall be assumed by a WCA Party or terminated on or prior to the Closing Date and any associated collateral shall be returned as directed by EWS Holdings. The WCA Parties shall obtain all performance bonds, collection bonds and other types of bonds related to the Gainesville Transfer Station and provided financial assurance in connection therewith required by and in accordance with applicable Laws and such bonds shall be effective as of the Closing Date.
     5.18 Updated Disclosure: Breaches.
          (a) From and after the Original Agreement Date until the Closing each Party hereto shall promptly notify the other Parties hereto in writing of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any Party to effect the transactions contemplated by this Agreement not to be satisfied or (ii) the failure of any WCA Party or any Emerald Party, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would be likely to result in any condition to the obligations of any Party to effect the transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.18 shall not otherwise limit or affect the remedies available hereunder to the Parties receiving such notice.
          (b) Until the Closing, the Emerald Parties shall have the continuing obligation to promptly amend or supplement the information contained in the Emerald Disclosure Schedule with respect to any matter heretofore existing or hereafter discovered that was in existence on the Original Agreement Date or hereafter arising which, if existing, occurring or known as of the Original Agreement Date, would have been required to be set forth or described in the Emerald Disclosure Schedule or which is otherwise necessary to correct any information in the Emerald Disclosure Schedule which has been rendered inaccurate thereby.
          (c) Neither the amendment or supplementation of the Emerald Disclosure Schedule pursuant to the obligation in Section 5.18(b) nor any disclosure after the Original Agreement Date of the untruth of any representation and warranty made in this Agreement shall operate as a cure of any breach of (i) the failure to disclose the information or (ii) any untrue representation or warranty made herein. Notwithstanding the foregoing, if such supplementation by an Emerald Party (x) is consented to in writing by WCA Parent or (y) was provided to WCA Parent not less than five (5) Business Days prior to the Closing Date and discloses any fact or set of facts that, either singly or in the aggregate with other facts disclosed pursuant to such obligation, is not, or is not reasonably likely to result in, a Material Adverse Effect on the Emerald Companies, such supplementation shall be deemed to cure any such untrue representation or warranty, and such representation or warranty, as so supplemented, shall be deemed to have been amended accordingly.
     5.19 Gulf Coast Business. EWS shall take all necessary actions to transfer the Gulf Coast Assets and Gulf Coast Liabilities to EWS Gulf Coast (the “Gulf Coast Business Transfer”). The assets and liabilities of EWS that remain with EWS following the Gulf Coast Business Transfer will be as set forth on Schedule 5.19.
     5.20 Post-Closing Transfer of Gulf Coast Contracts. To the extent that any contract, license, permit or other asset pertaining to the Gulf Coast Business has not been previously assigned, transferred or contributed (“Transferred”) by EWS to EWS Gulf Coast on or prior to the Closing because such contract, license, permit or other asset is not capable of being Transferred without the consent, approval, novation or waiver of a third Person or a Governmental or Regulatory Authority and such consent, approval, novation or waiver has not been able to be obtained from such third Person or a Governmental or Regulatory Authority by the Emerald Parties on or prior to the Closing, then from and after the Closing the WCA Parties (including each Emerald Company) will cooperate with EWS Holdings and its remaining Subsidiaries (including EWS Gulf Coast) in obtaining each such consent, approval, novation or waiver and, in the interim, shall provide to EWS Gulf Coast the benefits (and the burdens) of any such contract, license, permit or other asset until each such contract, license, permit or other asset has been Transferred to EWS Gulf Coast.
     5.21 Escrow Agreements. The Parties shall take all necessary actions to agree upon the terms and conditions of the Escrow Agreement prior to the Closing.

ARTICLE VI
6. Survival of Covenants, Representations and Warranties; Indemnification.
     6.1 Survival of Covenants, Representations, and Warranties.
          (a) The representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for eighteen (18) months following the Closing Date (“R&W Expiration Date”). EWS Holdings shall be obligated to indemnify the WCA Indemnified Parties for (i) any Claims (other than Environmental Claims or Tax Claims) for a period of two (2) years following the Closing Date and (ii) any Environmental Claims or Tax Claims for three (3) years following the Closing Date (each, a “Claims Expiration Date” and, together with the R&W Expiration Date, each an “Expiration Date”).
          (b) No Party shall be obligated to indemnify any other Party pursuant to this Article 6 for any Claim that is first made after the applicable Expiration Date. Claims pursuant to this Article 6 first made prior to an applicable Expiration Date shall be subject to indemnity pursuant to this Article 6 throughout the entirety of the Proceeding or Proceedings arising out of such Claim, notwithstanding the fact that such Proceeding or Proceedings may extend beyond the applicable Expiration Date.
     6.2 Indemnification by Emerald. From and after the Closing, subject to the limitations set forth in this Article 6, for Claims for indemnification made under this Section 6.2, EWS Holdings will, from and after Closing and during the period prior to the Expiration Date, unconditionally, absolutely and irrevocably agree to and shall defend, indemnify and hold harmless the WCA Parties and each of their respective subsidiaries, shareholders, Affiliates, officers, directors, employees, counsel, accountants, agents, successors, assigns, heirs and legal and personal representatives (the WCA Parties and all such Persons are collectively referred to as “WCA Indemnified Persons”) from and against, and shall reimburse the WCA Indemnified Persons for, each and every Loss paid, imposed on or incurred by the WCA Indemnified Persons relating to, resulting from or arising out of: (a) any inaccuracy in any representation or warranty of any Emerald Party under this Agreement, (including the schedules hereto), or any breach or nonfulfillment of any covenant, agreement or other obligation of any Emerald Party under this Agreement or any Transaction Document delivered pursuant hereto and (b) all Claims arising with respect to facts, conditions, events, operations and circumstances existing prior to the Closing Date other than facts, conditions, events, operations and circumstances disclosed in the Emerald Disclosure Schedule or any Transfer Station Liabilities; provided, however, in the event of any Claim that arises with respect to facts, conditions, events, operations and circumstances arising both before and after the Closing Date, EWS Holdings’ indemnification obligations shall be limited to such matters arising with respect to facts, conditions, events, operations and circumstance on or prior to the Closing Date.
     6.3 Indemnification by the WCA Parties. For claims for indemnification made under this Section 6.3, the WCA Parties will, from and after Closing and during the period prior to the R&W Expiration Date, jointly and severally, unconditionally, absolutely and irrevocably agree to and shall defend, indemnify and hold harmless EWS Holdings and its subsidiaries (other than the Emerald Companies), shareholders, Affiliates, officers, directors, employees, counsel, accountants, agents, successors, assigns, heirs and legal and personal representatives (EWS Holdings and all such Persons are collectively referred to as “Emerald Indemnified Persons”) from and against, and shall reimburse the Emerald Indemnified Persons for, each and every Loss paid, imposed on or incurred by Emerald Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of any inaccuracy in any representation or warranty of any WCA Party under this Agreement, (including the schedules hereto), or any breach or nonfulfillment of any covenant, agreement or other obligation of any WCA Party under this Agreement or any Transaction Document delivered pursuant hereto.
     6.4 Notice and Defense of Claims.
          (a) Third Party Claims. In the event that, subsequent to the Closing, any Third Party Claim shall be brought or asserted under this Article 6 against a Party (or any successor thereto) (each such Party, an “Indemnified Person”) in respect of which indemnity may be sought under this Article 6 from another Party (or any successor thereto) (each such Party, an “Indemnifying Person(s)”), the Indemnified Person shall give prompt written notice of such Third Party Claim, together with a statement of any available information regarding such claim, to the Indemnifying Person within ten (10) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to and defend such claim). The Indemnifying Person shall have the right upon written notice to the Indemnified Person, within thirty (30) days after receipt from the Indemnified Person of notice of such claim, to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Person. In the event that the Indemnifying Party elects to conduct the defense of the subject claim, the Indemnifying Party shall employ counsel reasonably satisfactory to the Indemnified Person and pay all expenses of such counsel and the Indemnified Person will cooperate with and make available to the Indemnifying Person such assistance and materials as may be reasonably requested by such Indemnifying Person. In no event shall any Indemnified Person be required to make any expenditure or bring any cause of action to enforce the Indemnifying Person’s obligations and liability under and pursuant to the indemnifications set forth in this Article 6. In addition, the filing of a Proceeding shall not be required as a condition or prerequisite to the Indemnifying Person’s obligations under this Article 6, if the Indemnified Person is required to expend sums for investigation or remedial purposes as a result of a threatened Third Party Claim. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing Third Party Claims and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless the Indemnified Person shall in good faith, upon advice of counsel, determine that there exist actual or potential conflicts of interest which make representation by the same counsel inappropriate. The Indemnified Person’s right to participate in the defense or response to any Third Party Claim should not be deemed to limit or otherwise modify its obligations under this Article 6, provided that the Indemnified Person shall have the right to compromise and settle such Third Party Claim only with the prior written consent of the Indemnifying Person. In the event that the Indemnifying Person, within thirty (30) days after notice of any such Third Party Claim, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such Third Party Claim for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Article 6 to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person’s prior written consent, settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim for anything other than money damages paid by or on behalf of the Indemnifying Person. If an offer is made to settle a Third Party Claim, which offer the Indemnifying Person is permitted to settle under this Section 6.4(a) only upon the prior written consent of the Indemnified Person, and the Indemnifying Person desires to accept and agree to such offer, the Indemnifying Person will give prompt written notice to the Indemnified Person to that effect. If the Indemnified Person does not consent to such firm offer within twenty (20) days after its receipt of such notice, the Indemnified Person may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Person as to such Third Party Claim (subject to the limitations set forth in this Article 6, including, but not limited to, Section 6.6) will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Person through the date such settlement offer is given to the Indemnified Person to the extent such amount is otherwise indemnifiable hereunder. The Indemnifying Person may, without the Indemnified Person’s prior written consent, settle or compromise any such Third Party Claim or consent to entry of any judgment with respect to any such Third Party Claim that requires solely the payment of money damages by or on behalf of the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such Proceeding. The Indemnifying Person shall be liable (subject to the limitations set forth in this Article 6, including, but not limited to, Section 6.6) for any settlement of any Third Party Claim effected pursuant to and in accordance with this Section 6.4(a) and for any final judgment (subject to any right of appeal), and the Indemnifying Person shall indemnify and hold harmless (subject to the limitations set forth in this Article 6, including, but not limited to, Section 6.6) an Indemnified Person from and against any Loss by reason of such settlement or judgment. No Indemnified Person shall take any action the purpose of which is to prejudice the defense of any Third Party Claim subject to indemnification hereunder or to induce a third party to assert a Third Party Claim subject to indemnification hereunder.
          (b) Direct Claims. It is the intent of the Parties that all Direct Claims by an Indemnified Person against a Party not arising out of a Third Party Claim shall be subject to and benefit from the terms of this Article 6. Any Direct Claim may only be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnifying Party will have a period of thirty (30) days within which to satisfy such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party will be deemed to have rejected such Direct Claim (a “Dispute”), in which event the Indemnified Person and the Indemnifying Party will attempt in good faith to resolve through negotiation such Dispute.
     6.5 Payment and Interest. The Indemnifying Person shall make any payment required to be made under this Section 6.5 in immediately available funds and on demand; provided that EWS Holdings may make payments required to be made under this Article 6 through the delivery of all or a portion of the Indemnification Shares pursuant to the terms of the Escrow Agreement and until such time as the Indemnification Shares are exhausted. Indemnification Shares shall be deemed to have a per share value equal to the closing sales price of WCA Parent’s common stock as reported on NASDAQ for the ten (10) Trading Days ending one (1) Trading Day prior to the date on which such indemnification claim is fully and finally resolved pursuant to the procedures set forth in this Article 6 (the “Share Value”). Any amounts or payments required to be paid by an Indemnifying Person under this Section 6.5 which are not paid within sixty (60) days of receipt by the Indemnifying Person of the Indemnified Person’s demand therefor shall thereafter be deemed delinquent, and the Indemnifying Person shall pay to the Indemnified Person immediately upon demand, interest at the rate of eight percent (8%) per annum, from the date such payment becomes delinquent to the date of payment of such delinquent sums. The WCA Parties and the Emerald Parties agree that the Share Value has been agreed upon solely for the purpose of satisfying indemnification claims hereunder and that such Share Value may not be the fair market value of each share of WCA Parent Common Stock on such relevant date.
     6.6 Limits of Liability.
          (a) Except as set forth in Section 6.6(b) below and in the case of fraud or intentional misconduct of the WCA Parties, the liability of the WCA Parties to the Emerald Parties under this Agreement shall not exceed $4,500,000 (the “WCA Cap”). Except in the case of fraud or intentional misconduct of the Emerald Parties, the liability of EWS Holdings to the WCA Parties under this Agreement shall not exceed $4,500,000 (the “Emerald Cap”); provided, however, if there has not been any Claim made by any WCA Indemnified Person pursuant to Article 6 prior to or on the date the First Indemnification Shares are released from the Escrow Fund pursuant to the terms of the Escrow Agreement, then after such date the “Emerald Cap” shall instead be an amount not in excess of $3,600,000. The liability of EWS Holdings shall not exceed the interest of EWS Holdings in the Indemnification Shares and neither EWS Holdings nor any Emerald Equity Holder shall have any further liability pursuant to this Article 6 once all Indemnification Shares have been released or otherwise distributed from the Escrow. No such party shall be obligated to provide indemnification under this Agreement for any damage until the aggregate indemnifiable Losses exceed $150,000 (the “Threshold”).
          (b) Notwithstanding the limits set forth in (a) above, no Party’s indemnity obligations hereunder shall be subject to the Threshold, nor shall be limited to the respective Party’s Cap with respect to any obligations of the respective Parties (including all subsidiaries thereof) to indemnify for Tax Claims; provided that any such indemnity obligations shall be subject to the provisions of Section 6.2.
          (c) Notwithstanding anything to the contrary contained in this Agreement, the following limitations shall apply to claims under this Article 6 or otherwise made with respect to this Agreement or any Transaction Agreement:
               (i) The amount of any Losses to which the WCA Parties are entitled with respect to any claim pursuant to this Article 6 shall be reduced by (A) the amount of any payment recovered or recoverable by the WCA Parties with respect such Losses from any insurance provider or any other third party and (B) the amount of any cash Tax benefit, as determined by WCA Parent in good faith after consultation with its tax advisors, realizable by WCA Parent or its Subsidiaries that is attributable to the Losses to which such claim relates. If an Indemnified Person receives any amounts under applicable insurance policies, or from any other third party alleged to be responsible for any Losses, subsequent to an indemnification payment by an Indemnifying Party, then such Indemnified Person shall promptly reimburse such Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Person, net of any expenses reasonably incurred by such Indemnified Person in collecting such amount; provided that if a portion of any Losses incurred by a WCA Indemnified Person was not indemnified due to the operation of the Emerald Cap, then such WCA Indemnified Person will only be required to reimburse EWS Holdings if and to the extent the amount received by such WCA Indemnified Person exceeds the amount of the non-indemnified Losses. Each Indemnified Person shall use commercially reasonable efforts to collect any amounts available from such other third party alleged to have responsibility therefor (but shall not be required to seek payment from any insurance coverage) prior to making any claim for indemnification under this Article 6.
               (ii) In no event shall any Indemnifying Person have any obligation or liability for (A) any Losses that are consequential, in the nature of lost profits (including, without limitation, loss of profit or revenue, any multiple of reduced cash flow or any adjustment based on price to earnings or similar ratios), interference with operations, or loss of customers, tenants, lenders, investors or buyers, diminution in the value of property, special or punitive or otherwise not actual out-of-pocket damages, or (B) any Losses arising from or relating to, directly or indirectly, any act, omission or transaction carried out by or at the express written request of the WCA Parties before, on or after the Closing Date, including, without limitation, any change in the accounting policies, practices or procedures of the Emerald Companies after the Closing.
               (iii) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. Without limiting the foregoing, amounts paid in accordance with Section 1.4 with respect to Deferred Revenue shall not be subject to duplication (e.g., in the event or to the extent that an inaccuracy in the Emerald Companies’ financial statement representations gives rise to such adjustment).
               (iv) Each Indemnified Party shall take, and shall cause their respective Affiliates to take, all reasonable steps to mitigate and otherwise minimize its Losses to the extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses.
          (d) From and after the Closing, except with respect to claims for equitable relief, including, without limitation, specific performance, or claims based on fraud or intentional misrepresentation, made with respect to breaches of any covenant or agreement contained in this Agreement or the Transaction Documents, the rights provided to the WCA Indemnified Persons and the Emerald Indemnified Persons under this Article 6 shall be the sole and exclusive remedies of the Parties and their respective Affiliates with respect to claims under this Agreement or otherwise relating to the transactions contemplated hereby. Without limiting the generality of the foregoing, in no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement.

ARTICLE VII
7. Conditions to Closing.
     7.1 Conditions to the WCA Parties’ Obligations. The obligations of the WCA Parties to consummate the Closing are subject to the fulfillment or waiver by WCA Parent in writing on or before the Closing of each of the following conditions by the Emerald Parties:
          (a) Representations and Warranties. The representations and warranties of the Emerald Parties contained in Article 3 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to have a Material Adverse Effect.
          (b) Performance. The Emerald Parties shall have performed and complied with all agreements, obligations and conditions contained in this Agreement or the Transaction Documents that are required to be performed or complied with by it on or before the Closing, except where the failure to so perform would not reasonably be expected to have a Material Adverse Effect.
          (c) No Actions or Proceedings. No Proceeding shall be pending or threatened in writing before any Governmental or Regulatory Authority which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the Transaction Documents.
          (d) Government Approvals. All authorizations, permits, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.
          (e) Third-Party Consents. All consents or waivers listed on Schedule 7.1(e) shall have been obtained.
          (f) SAS No. 100 Review. WCA Parent shall have received from the Emerald Companies independent audit firm a Statement on Accounting Standards (SAS) No. 100 review of the financial statements of the Emerald Companies for each of the three month periods ended March 31, 2010, June 30, 2010 and September 30, 2010 and the nine-month period ended September 30, 2010.
          (g) Title to Real Property. Based on the review of the title commitments, title exception documents and updated surveys obtained by the WCA Parties pursuant to Section 5.15, the title to the Emerald Companies Real Property are reasonably satisfactory to WCA Parent, and the Title Insurer is ready, willing and able to issue at Closing, subject to the payment of the appropriate premium therefor, title insurance policies in a form reasonably satisfactory to WCA insuring the title to such properties subject to no exceptions other than those that are reasonably acceptable to WCA Parent or which constitute Permitted Liens.

          (h) Emerald Parties’ Deliveries. The applicable Emerald Parties shall have delivered, or caused to be delivered, to WCA Parent the following (which in each case shall be in form and substance satisfactory to WCA Parent):
               (i) Compliance Certificate. An authorized officer of EWS Holdings shall have delivered to WCA Parent at the Closing a certificate stating that the conditions specified in Sections 7.1(a) and (b) have been fulfilled.
               (ii) Secretary’s Certificate. The Secretary of EWS Holdings shall have delivered to WCA Parent at the Closing a certificate stating that all approvals necessary to consummate the transactions contemplated by this Agreement have been obtained and attaching thereto: (i) a copy of the Organizational Documents of each Emerald Party (as amended and in effect through the date of the Closing), certified by the Secretary of each such Emerald Party as the true and correct copies thereof as of the Closing; and (ii) copies of resolutions of the manager and resolutions of the members of EWS Holdings, evidencing the approval of this Agreement, the Transaction Documents and other matters contemplated hereby.
               (iii) Escrow Agreement. EWS Holdings Holder shall have executed and delivered the Escrow Agreement in form reasonably acceptable to WCA Parent.
               (iv) Pay-Off Letters. WCA shall have received a pay-off letter from each of Comerica and the Other Creditors that confirms the satisfaction, release and termination of each Emerald Party’s indebtedness to such party upon consummation of the transactions contemplated under this Agreement.
               (v) Voting Agreement. EWS Holdings shall have executed and delivered a Voting Agreement in substantially the form attached hereto as Exhibit B.
               (vi) Stockholders’ Agreement. EWS Holdings Holder shall have executed and delivered the Stockholders’ Agreement in substantially the form attached hereto as Exhibit C.
               (vii) Release of Liens. Except for any Liens which are to be released by Comerica and each Other Creditor upon receipt of the payoff amount set forth in such creditors’ payoff letter pursuant to Sections 2.1(a) and 2.1(b), all other Liens (except for Permitted Liens) shall have been irrevocably released and the Emerald Parties shall have delivered documentation reasonably acceptable to WCA Parent to evidence that such Liens have been released.
               (viii) Delivery of Financial Statements. EWS Holdings shall have delivered to WCA Parent the following financial statements in form satisfactory to WCA Parent in its discretion: (A) “carve out” audited financial statements for the Emerald Companies for the fiscal years ended December 31, 2008 and 2009 which have been audited by a PCAOB registered accounting firm, (B) complete unaudited financial statements for the Emerald Companies for the nine month periods ended September 30, 2009 and 2010, and (C) complete unaudited financial statements for the Emerald Companies for each of the three month periods ended March 31, 2010, June 30, 2010 and September 30, 2010 and for the month ended October 31, 2010.

               (ix) Delivery of Final Account Worksheet, Final Deferred Revenue Worksheet and Final Reimbursement and Prepaid Items Worksheet. EWS Holdings shall have delivered to WCA Parent the Final Account Worksheet, Final Deferred Revenue Worksheet and Final Reimbursement and Prepaid Items Worksheet, each in form reasonably acceptable to WCA Parent.
               (x) Assignment and Assumption Agreement. The Emerald Companies shall have executed a Assignment and Assumption Agreement with EWS Gulf Coast relating to the Accounts Receivable and Accounts Payable in the form attached as Exhibit A hereto.
               (xi) Release Agreement. The Emerald Parties and the Mac Land Companies shall have executed and delivered a release agreement in form reasonably acceptable to WCA Parent.
     7.2 Conditions to the Emerald Parties’ Obligations. The obligations of the Emerald Parties to the WCA Parties under this Agreement are subject to the fulfillment or waiver by EWS Holdings in writing on or before each Closing of each of the following conditions by the WCA Parties:
          (a) Representations and Warranties. The representations and warranties of the WCA Parties contained in Article 4 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to have a Material Adverse Effect on the WCA Parties.
          (b) Performance. The WCA Parties shall have performed and complied with all agreements, obligations and conditions contained in this Agreement or the Transaction Documents that are required to be performed or complied with by the WCA Parties on or before the Closing, except where the failure to so perform would not reasonably be expected to have a Material Adverse Effect, it being acknowledged that the failure to pay all or any portion of the Purchase Price shall be deemed to be failure to perform that would have a Material Adverse Effect.
          (c) No Actions or Proceedings. No Proceeding shall be pending or threatened in writing before any Governmental or Regulatory Authority which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the Transaction Documents.
          (d) Government Approvals. All authorizations, permits, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.
          (e) Third-Party Consents. All consents or waivers listed on Schedule 7.2(e) shall have been obtained.

          (f) WCA Party Deliveries. The applicable WCA Party shall have delivered, or caused to be delivered, to EWS Holdings or such other Persons described below, the following (which in each case shall be in form and substance satisfactory to EWS Holdings):
               (i) Compliance Certificate. The President of WCA Parent shall have delivered to EWS Holdings at the Closing a certificate stating that the conditions specified in Sections 7.2(a) and (b) have been fulfilled.
               (ii) Escrow Agreement. WCA Parent shall have executed and delivered the Escrow Agreement in form reasonably acceptable to EWS Holdings.
               (iii) Net Cash Purchase Price. In the event the Net Cash Purchase Price is greater than $0, WCA Parent shall have paid the Net Cash Purchase Price to EWS Holdings in accordance with Section 2.1(d).
               (iv) Comerica Release Amount. WCA Parent shall have paid the Comerica Payment Amount to Comerica in accordance with the Comerica Payoff Letter.
               (v) Other Indebtedness Payment Amount. WCA Parent shall have paid the Other Indebtedness Payment Amount to each of the Other Creditors in accordance with each of the Other Creditor Payoff Letters.
               (vi) Transaction Expenses Amount. WCA Parent shall have paid the Transaction Expenses Amount to each of the Emerald Professionals in accordance with each of the Emerald Professional Payoff Letters.
               (vii) Issuance of Closing Shares. WCA Parent shall have issued the Indemnification Shares to the Escrow Agent to be held in the Escrow Fund for the benefit of EWS Holdings.
               (viii) Issuance of Distributed Shares. WCA Parent shall have issued the Distributed Shares to EWS Holdings.
               (ix) Stockholders’ Agreement. WCA Parent shall have executed and delivered the Stockholders’ Agreement in substantially the form attached as Exhibit C hereto.
               (x) Registration Rights Agreement. WCA Parent shall have executed and delivered the Registration Rights Agreement in substantially the form attached as Exhibit D hereto.
               (xi) Release Agreement. WCA Parties shall have executed and delivered a release agreement in form reasonably acceptable to EWS Holdings.

ARTICLE VIII
8. Termination.
     8.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
          (a) at any time before the Closing, by mutual written agreement of the Emerald Parties and the WCA Parties;
          (b) at any time before the Closing, by the Emerald Parties or the WCA Parties, in the event (i) of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five (5) Business Days following notification thereof by the terminating party or (ii) upon notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party’s obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party; or
          (c) at any time after March 31, 2011 by either the Emerald Parties, on the one hand, or the WCA Parties, on the other hand, upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate the Closing is not caused by a material breach of this Agreement by the terminating party.
     8.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 8.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Emerald Parties or the WCA Parties (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section 10.1 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Article 8, the Emerald Parties will remain liable to the WCA Parties for any willful breach of this Agreement by the Emerald Parties existing at the time of such termination, and the WCA Parties will remain liable to the Emerald Parties for any willful breach of this Agreement by the WCA Parties existing at the time of such termination, and the Emerald Parties or the WCA Parties may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.
ARTICLE IX
9. Certain Definitions.
     “Accounts Payable” means the accounts and amounts due and owing from the Emerald Companies to its vendors, suppliers and other trade creditors on or prior to the Closing Date.
     “Accounts Receivable” means all trade accounts receivable and other rights to payment from customers of the Emerald Companies and the full benefit of all security for such accounts or rights to payment, including, but not limited to, all trade or other accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Emerald Companies, (b) all other accounts or notes receivable of the Emerald Companies and the full benefit of all security for such accounts or notes, (c) any claim, remedy or other right related to any of the foregoing and (d) the BP Settlement Fund Receivable.
     “Acquired Businesses” means the business conducted by the Emerald Companies (but excluding, for the avoidance of doubt, the Gulf Coast Business) of owning and operating and the Central Florida Business, the Gainesville Transfer Station and the Orange City Property.
     “Affiliate” means (a) any entity directly or indirectly controlled by, controlling or under common control with a Party; (b) any director or executive officer of such Party or of any entity referred to in (a) above; and (c) if any Party is an individual, any member of the immediate family (including parents, spouse, siblings, children and grandchildren) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person which owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interests of any entity (other than as a limited partner of such other entity) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such Person.
     “Base Cash Purchase Price” means Thirty Three Million Dollars ($33,000,000).
     “Benefit Plan” means any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dependent care, cafeteria, employee assistance, scholarship or other plan, program, arrangement or understanding (whether or not legally binding) maintained in whole or in part, contributed to, or required to be contributed to by the Companies for the benefit of any of their respective present or former officers, employees or directors which is not a Pension Plan or Welfare Plan.
     “BP Settlement Fund Receivable” means any account or note receivable, claim, remedy or other right to payment from BP p.l.c. or its Affiliates or from any insurance provider or any other third party (including, but not limited to, any alleged or actual joint tortfeasor or any Affiliate of such joint tortfeasors) any of the foregoing Persons shall hereinafter be referred to as a “BP Payor”) with respect to all claims asserted by or on behalf of any Emerald Company, regardless of whether such claims are asserted before or after the Closing, with respect to damages suffered for the period prior to the Effective Time by any such Emerald Company arising from the Deepwater Horizon explosion and subsequent oil spill in the Gulf of Mexico, including, but not limited to, (i) the emergency advance claim for $1,829,863 submitted on behalf of EWS Holdings to the Gulf Coast Claims Facility administered by Kenneth R. Feinberg, as administrator thereof (the “GCCF”), on or about November 21, 2010, or any claims for interim or final payments submitted by or on behalf of EWS Holdings with respect to EWS and/or the Gulf Coast Business (such claim described in this clause (i) shall hereinafter be referred to as an “EWS Holdings Claim” or a “EWS BP Claim”), or (ii) any appeals of any denials of any EWS BP Claim.

     “Claims” means any claims, liabilities, causes of action (arising under common law, contract or statute), suits, judgments, demands, Liens (other than Permitted Liens), or governmental investigations by any Person (other than any Emerald Company) relating to the Emerald Companies, including, but not limited to, any Employee Benefit Claim, Environmental Claim, Litigation Claim, Tax Claim or Title Claim and any Claim related to the Gulf Coast Business.
     “Comerica Credit Facility” means the Third Amended and Restated Revolving Credit and Term Loan Agreement dated August 29, 2008 by and among EWS Holdings, MacLand Holdings and the financial institutions party thereto, as the same may be amended prior to the Effective Time.
     “Deferred Revenue” means payments received and billings for services by the Emerald Parties prior to the Closing Date for services to be provided by the Emerald Companies after the Closing Date.
     “Direct Claim” means any claim under Article 6 by an Indemnified Party for indemnification other than indemnification with respect to a Third Party Claim.
     “Disposal” or “disposed” means the unpermitted discharge, deposit, injection, dumping, spilling, leaking or placing of any Polluting Substance into or on any land or water so that such Polluting Substance or any constituent thereof may enter the environment or be emitted into the air or discharged into any waters, including ground waters.
     “Employee Benefits Claim” means all claims, liabilities notices, actions, causes of action (arising under common law, contract or statute), suits, judgments, demands, liens, governmental or private investigations arising under any Pension Plan, Welfare Plan or other Benefit Plan.
     “Environmental Claim(s)” means all claims, liabilities, notices, actions, causes of action (arising under common law, contract or statute), suits, judgments, demands, liens, written or other express demand for investigations or testing, demands to study or notification of status of being potentially responsible for clean-up of any facility or for being in violation or in potential violation of any requirement of Environmental Law, whether threatened, sought, brought or imposed relating to or which seeks to impose liability or to recover damages, losses, payments, penalties, costs, fines, penalties, disbursements or expenses (including, without limitation, fees disbursements and expenses of attorneys and other professional advisors and of expert witnesses and costs of investigation, testing and preparation) regarding any Emerald Company or any of its facilities, its assets or any operations conducted by such Emerald Company. The term “Environmental Claim” also includes any costs incurred in responding to efforts to require or in testing for the need for Remediation
     “Environmental Law(s)” means any and all federal, state and local laws, ordinances, rules, regulations, operational memoranda, interpretations and orders of courts or administrative agencies or authorities relating to pollution, contamination, preservation, protection or cleanup of the environment (including, without limitation, ambient air, surface water, ground water, land surface, wildlife, wetlands and subsurface strata), including, without limitation, the

Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Solid Waste Disposal Act, as amended (“RCRA”); the Atomic Energy Act of 1954, as amended; the Hazardous Materials Transportation Act, as amended; the Toxic Substances Control Act, as amended; the Pollution Prevention Act of 1990, as amended; the Emergency Planning and Community Right to know Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; the Oil Pollution Act of 1990, as amended; the Safe Drinking Water Act, as amended; the Occupational Safety and Health Act, as amended; all regulations promulgated under any of the foregoing from time to time; and any and all other laws, rules and regulations relating to (a) improper use or treatment of wetlands, pinelands or other protected land or wildlife; (b) pollution, contamination, preservation, protection, decontamination, remediation or clean-up of the air, surface water, groundwater, soil or protected lands; (c) exposure of persons or property to Polluting Substances and the effects thereof; or (d) the release, threatened release, generation, extraction, mining, presence, manufacture, processing, distribution in commerce, use, handling, discharge, recycling, management, transfer, transportation, treatment, storage, Disposal or remediation of Polluting Substances. Any specific references to a law shall include any amendments to it promulgated from time to time.
     “Governmental or Regulatory Authority” means any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over such Emerald Company or any of their respective assets or businesses.
     “Gulf Coast Area” means, collectively, Alabama and the Florida Panhandle area as it is commonly known.
     “Gulf Coast Assets” means all of the assets associated with the Gulf Coast Business owned, leased or used by EWS.
     “Gulf Coast Business” means the business of (i) owning and operating those certain hauling operations in the Gulf Coast Area owned and operated by EWS and (ii) owning and operating each of the landfills located in the Gulf Coast Area owned and operated by certain Subsidiaries of EWS Holdings (but excluding any Emerald Company).
     “Gulf Coast Liabilities” means all of the liabilities associated with the Gulf Coast Business owed by EWS.
     “Knowledge of the Emerald Parties” means (i) the actual knowledge of Mike Holmes and Nat Buonfiglio and any other officer of the Emerald Parties with a title of vice president or higher after reasonable inquiry of any other officers, directors and other employees or consultants of the Emerald Parties reasonably believed to have knowledge of or who is responsible for such matters after such named person, officer, director or employee shall have performed reasonable due diligence to investigate such matter and (ii) the actual knowledge of Justin Kaplan, Paul Echausse and Jeffrey Dombrick.
     “Knowledge of the WCA Parties” means the actual knowledge of the executive officers of WCA Parent after reasonable inquiry of officers, directors and other employees or consultants of such party (or subsidiaries of such party) reasonably believed to have knowledge of or who is responsible for such matters after such officer, director or employee shall have performed reasonable due diligence to investigate such matter.
     “Laws” means the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations, including, without limitation, all such laws, rules, ordinances, decrees and orders relating to intellectual property protection, transportation, wage and hour, antitrust matters, consumer protection, currency exchange, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters, and trading-with-the-enemy matters.
     “Lien” means any lien, mortgage, charge, restriction, pledge, security interest, option, lease, claim, easement, encroachment or other encumbrance of any kind or nature whatsoever or however arising, including any Tax lien.
     “Licenses” means all licenses, permits (including, without limitation, environmental, construction and operation permits), franchises, certificates (including, without limitation, certificates of occupancy) and other governmental authorizations.
     “Litigation Claim” means all claims, liabilities, causes of action (arising under common law, contract or statute), suits, judgments, demands, Liens (other than Permitted Liens), governmental or private investigations arising pursuant to any Proceeding involving any Emerald Party.
     “Loss” means any loss, damage, injury, liability, claim, demand, Proceeding, settlement, judgment, award, fine, penalty, tax, fee, charge, cost or expense (including, without limitation, reasonable costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) with respect to any claim, as well as with respect to compliance with the requirements of the Environmental Laws or Environmental Claims.
     “Material Adverse Effect” means, with respect to any Person, any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with any other change, effect, event, occurrence, state of facts or development, is materially adverse to the financial condition or results of operations of such Person, taken as a whole, and that cannot be cured or favorably resolved prior to the Closing Date; provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the transactions contemplated by this Agreement; (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting the industry in which such Person participates, the United States economy as a whole or the capital markets in general or the geographical markets in which such Person operates; (c) any adverse change, event, development, or effect arising from or relating to changes in GAAP; (d) any adverse change, event, development, or effect arising from or relating to changes or proposed changes in Law or other binding directives issued by any Governmental or Regulatory Authority; (e) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; or (f) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America.
     “NASDAQ” shall mean The Nasdaq Global Market.
     “Organizational Documents” means with respect to any Person, (a) the articles or certificate of incorporation and the by-laws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person (e.g., a certificate of formation, articles of organization or certificate of limited partnership), and any agreement governing such Person (e.g., a limited liability company agreement, operating agreement or partnership agreement); and (c) any amendment to any of the foregoing.
     “Parties” means the parties hereto.
     “Permitted Liens” means (a) those encumbrances to title listed on Section 3.11 of the Emerald Disclosure Schedule, (b) mechanic’s, materialmen’s, landlord’s and similar liens, (c) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (d) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) liens for Taxes not yet due and payable, (f) liens for Taxes which are being contested in good faith and by appropriate proceedings, (g) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business, (h) liens arising solely by action of the WCA Parties, (i) with respect to each parcel of real property owned by any of the Emerald Companies (1) minor imperfections of title, if any, none of which materially detracts from the value or impairs the use of such parcel of real property or impairs the operations of the applicable Emerald Companies thereon, (2) zoning laws and other land use restrictions that do not impair the present or anticipated use of such parcel of real property, and (3) matters disclosed on any of the title insurance policies, commitments, opinions, abstracts, and surveys previously delivered to the WCA Parties and (j) liens which do not materially and adversely impair the use or value of the assets of the Emerald Companies.
     “Person” means an individual, corporation, partnership, association, joint stock company, limited liability company, Governmental or Regulatory Authority, trust, unincorporated organization or other legal entity.
     “Polluting Substances” means (a) any material, waste or substance designated, classified, regulated or included within the statutory and/or regulatory definitions of “hazardous substances,” “radioactive material,” “hazardous waste,” “extremely hazardous substance,” “hazardous chemical,” “regulated substance,” “contaminant,” “pollutant,” “hazardous material,” or “toxic substance” under any Environmental Law; (b) any material, waste or substance which is or contains hydrocarbons, petroleum, oil or a fraction thereof; (c) radioactive material (including regulated naturally occurring radioactive materials); (d) solid waste, as defined under

RCRA other than which is disposed of in compliance with applicable Environmental Laws, that poses an imminent and substantial endangerment to health or the environment; (e) such other substances, materials, or wastes that become classified or regulated as hazardous or toxic under any federal, state or local law or regulation from time to time; and (f) methane to the extent it is not being managed in accordance with applicable Law. To the extent that the laws or regulations of any applicable state or local jurisdiction establish a meaning for any term defined herein through reference to federal Environmental Laws which is broader than the meaning under such federal Environmental Laws, such broader meaning shall apply.
     “Prepaid Item Amount” means the aggregate amounts paid by the Emerald Companies prior to Closing for expenses of the Emerald Companies (other than with respect to the Gulf Coast Business) to be incurred after the Effective Time.
     “Proceeding” means any action, suit, claim, investigation, review or other judicial, administrative, arbitral, investigatory or other proceeding. “Proceeding” includes all post-judgment actions (including but not limited to appeals and actions for collection), which any such post-judgment action shall be considered a “Proceeding” until such time as a final, non-appealable determination has been issued with respect to such post-judgment action. If any Proceeding is settled, such Proceeding shall be deemed final upon earlier of (i) the completion of all obligations of all parties to such settlement or (ii) the execution and delivery of a settlement agreement among all parties to such settlement.
     “Release” means any unpermitted release, spill, emission, leaking, pumping, pouring, dumping emptying, injection, disposal, discharge, leaching or migration of any Polluting Substance.
     “Remediation” means any action necessary to (i) correct noncompliance with the requirements of Environmental Law, or (ii) to abate Releases of Polluting Substances in violation of, or which would cause liability under any Environmental Law including (a) services of professionals; or, (b) the removal and Disposal, in situ remediation, reclamation, cleanup, decontamination or containment (if containment is practical under the circumstances and is permissible within requirements of Environmental Law), investigation, or monitoring of any and all Polluting Substances at or on any Business Facility of any Company.
     “Subsidiary” means, when used with respect to any party, any corporation, partnership or other organization, whether incorporated or unincorporated, which such party owns more than fifty percent (50%) of the aggregate voting power (or of any other form of voting equity interests in the case of a Person that is not a corporation) which is beneficially owned by that party directly or indirectly through one or more other Persons.
     “Tax” means any tax of any kind, however denominated, including any interest, penalties, fines or other additions to tax that may become payable in respect thereof or in respect of a failure to comply with any requirement relating to any Tax Return, imposed by any federal, territorial, state, local or foreign Governmental or Regulatory Authority, including all income, gross income, gross receipts, profits, goods and services, social security, health, old age security, federal pension plan, state pension plan, sales and use, ad valorem, excise, custom, franchise, business license, property, occupation, real property gains, payroll and employee withholding, unemployment or employment insurance, real and personal property, stamp, environmental, transfer, workers’ compensation, payroll, severance, alternative minimum, windfall, and capital gains taxes, premiums, surtaxes, charges, levies, assessments, reassessments, and other obligations of the same or a similar nature to any of the foregoing whether or not shown on a Tax Return, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
     “Tax Claim” means any Tax owed, due or payable by any Emerald Party for any Tax period (or a portion thereof) ending on or before the Closing Date.
     “Tax Return” means all tax returns, declarations, reports, estimates, information returns and statements or any other schedule or attachment thereto and including any amendment thereof required to be filed with any Taxing Authority, or provided to any partner, stockholder, joint venturer or member under federal, state, local or foreign Laws (including reports with respect to backup withholding and payments to Persons other than Taxing Authorities), and annual tax returns or information returns on behalf of employee benefit plans sponsored by EWS Holdings or any of its respective ERISA Affiliates.
     “Taxing Authority” means any Governmental or Regulatory Authority responsible for the imposition, assessment, enforcement or collection of any Tax.
     “Third Party Claim” means any claim, issuance of any order or the commencement of any Proceeding by any Person who is not a Party to this Agreement or an Affiliate of a Party.
     “Title Claims” means any claims, liabilities, causes of action (arising under common law, contract or statute), suits, judgments, demands, Liens (other than Permitted Liens), governmental or private investigations arising due to any Lien (other than a Permitted Lien) on any property or assets owned by any Emerald Company.
     “Trading Day” means a full trading day (beginning at 9:30 a.m., New York City time, and ending at 4:00 p.m., New York City time) on the NASDAQ.
     “Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.
ARTICLE X
10. General.
     10.1 Costs. The Parties shall pay their respective expenses (including, without limitation, the fees, disbursements and expenses of their attorneys and accountants) in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.
     10.2 Entire Agreement. This Agreement, together with all exhibits and schedules hereto, each of which are hereby incorporated by this reference and made a part hereof, embodies the entire agreement and understanding between the Parties hereto relating to the subject matter hereof and supersedes any prior agreements and understandings relating to the subject matter hereof.
     10.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same instrument representing this Agreement between the Parties hereto, and it shall not be necessary for the proof of this Agreement that any Party produce or account for more than one such counterpart. Facsimile signatures shall be given the same force and effect as original signatures and shall be treated for all purposes and intents as original signatures.
     10.4 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the day of service if served personally on the Party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, (iii) on the day after delivery to an overnight courier service, or (iv) on the fifth day after mailing, if mailed to the Party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the Party as follows:

If to the WCA Parties:	WCA Waste Corporation One Riverway, Suite 1400 Houston, Texas 77056 Attention: President Facsimile: 713-292-2455

Copy to:	Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 Attention: Jeff Dodd Facsimile: 713-238-7368

If to EWS Holdings:	c/o BNY Mellon-Alcentra Mezzanine Partners 200 Park Avenue, 7th Floor New York, New York 10166 Attention: Justin Kaplan Facsimile: (212) 922-8529

Copy to:	Katten Muchin Rosenman LLP 525 W. Monroe Street Chicago, Illinois 60661 Attention: Michael W. Jones Facsimile: (312) 577-4492
     Any Party may change its address for the purpose of this Section 10.4 by giving the other Party written notice of its new address in the manner set forth above.
     10.5 Modification or Waiver. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by a written instrument executed by the Parties hereto. No waiver of any nature, in any one or more instances, shall be deemed to be or construed as a further or continued waiver of any condition or any breach of any other term, covenant, representation or warranty in this Agreement.
     10.6 Binding Effect and Assignment. Except as otherwise provided in this Agreement, no Party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the Parties hereto.
     10.7 Governing Law; Venue; Waiver of Jury Trial.
          (a) THIS AGREEMENT, AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT (INCLUDING, WITHOUT LIMITATION, PROVISIONS CONCERNING LIMITATIONS OF ACTION), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUSIVE OF THE CONFLICT OF LAW PROVISIONS THEREOF) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.
          (b) THE PARTIES (i) AGREE AND CONSENT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE; (ii) ACKNOWLEDGE THAT SUCH COURT SHALL CONSTITUTE PROPER AND CONVENIENT FORUM FOR THE RESOLUTION OF ANY ACTIONS AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF; AND (iii) AGREE THAT SUCH COURT SHALL BE THE SOLE AND EXCLUSIVE FORUM FOR THE RESOLUTION OF ANY ACTIONS AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF.
          (c) THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
     10.8 Section Headings. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.
     10.9 Severability. If for any reason whatsoever, any one or more of the provisions hereof shall be held or deemed to be illegal, inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision illegal, inoperative, unenforceable or invalid in any other case or of rendering any of the other provisions hereof illegal, inoperative, unenforceable or invalid. Furthermore, in lieu of each such illegal, invalid, unenforceable or inoperative provision, there shall be added automatically, as part of this Agreement, a provision similar in terms of such illegal, invalid, unenforceable or inoperative provision as may be possible and as shall be legal, valid, enforceable and operative.
     10.10 Drafting. The Parties acknowledge and confirm that they and/or their respective attorneys have participated jointly in the review and revision of this Agreement and that it has not been written solely by any one Party or counsel for any one Party. The Parties therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting Party shall not be employed in the interpretation of this Agreement to favor any Party against another.
     10.11 References. The use of the words “hereof,” “herein,” “hereunder,” “herewith,” “hereto,” “hereby,” and words of similar import shall refer to this entire Agreement, and not to any particular article, section, subsection, clause, or paragraph of this Agreement, unless the context clearly indicates otherwise.
     10.12 Calendar Days, Weeks, Months and Quarters. Unless otherwise specified herein, any reference to “day,” “week,” “month” or “quarter” herein shall mean a calendar day, week, month or quarter.
     10.13 Gender; Plural and Singular. Unless the context clearly indicates otherwise, the singular shall include the plural and vice versa. Whenever the masculine, feminine or neuter gender is used inappropriately in this Agreement, this Agreement shall be read as if the appropriate gender had been used.
     10.14 Cumulative Rights. All rights and remedies specified herein are cumulative and are in addition to, not in limitation of, any rights or remedies the Parties may have by statute, at law, in equity, or otherwise, and all such rights and remedies may be exercised singularly or concurrently.
     10.15 No Implied Covenants. Each Party, against the other, waives and relinquishes any right to assert, either as a claim or as a defense, that any other Party is bound to perform or liable for the nonperformance of any implied covenant or implied duty or implied obligation.
     10.16 Indirect Action. Where any provision hereof refers to action to be taken by any Person or Party, or which such Person or Party is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person or Party.
     10.17 Attorneys’ Fees. The prevailing Party in any dispute between the Parties arising out of the interpretation, application or enforcement of any provision hereof shall be entitled to recover all of its reasonable attorneys’ fees and costs whether suit be filed or not, including without limitation costs and attorneys’ fees related to or arising out of any trial or appellate proceedings.
     10.18 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     10.19 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties, the WCA Indemnified Parties, the Emerald Indemnified Parties and their respective successors and permitted assigns.
     10.20 Specific Performance. The Parties hereby acknowledge and agree that the failure of any of the WCA Parties, on the one hand, or any of the Emerald Parties, on the other hand, as applicable, to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Closing, will cause irreparable injury to the other Party, for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by an court of competent jurisdiction to compel performance of any of the WCA Party’s and/or any of the Emerald Party’s obligations, as applicable, and to the granting by any court of the remedy of specific performance of its obligations hereunder.
     10.21 MacLand Companies; WCA Mississippi. The MacLand Companies and WCA Mississippi are Parties hereto only for the purpose of acknowledging and agreeing to the amendment of the Original Agreement, and, for the avoidance of doubt, shall not be liable for anything arising out of or relating to the representations, warranties, covenants or other obligations of the Emerald Parties or the WCA Parties under or relating to this Agreement.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Equity Interest Purchase Agreement as of the date first above stated.

WCA PARTIES: WCA WASTE CORPORATION, a Delaware corporation
By:	/s/ Jerome M. Kruszka
	Name:	Jerome M. Kruszka
	Title:	President & Chief Operating Officer

WCA WASTE SYSTEMS, INC., a Delaware corporation
By:	/s/ Jerome M. Kruszka
	Name:	Jerome M. Kruszka
	Title:	President

WCA OF MISSISSIPPI, LLC, a Delaware limited liability company
By:	/s/ Jerome M. Kruszka
	Name:	Jerome M. Kruszka
	Title:	President

Signature Page to
Amended and Restated Equity Interest Purchase Agreement

EMERALD PARTIES: EWS HOLDINGS, LLC, a Delaware limited liability company
By:	/s/ Justin Kaplan
	Name:	Justin Kaplan
	Title:	Vice President & Secretary

WRH GAINESVILLE, LLC, a Florida limited liability company
By:	/s/ Justin Kaplan
	Name:	Justin Kaplan
	Title:	Vice President & Secretary

WRH GAINESVILLE HOLDINGS, LLC, a Florida limited liability company
By:	/s/ Justin Kaplan
	Name:	Justin Kaplan
	Title:	Vice President & Secretary

WRH ORANGE CITY, LLC, a Florida limited liability company
By:	/s/ Justin Kaplan
	Name:	Justin Kaplan
	Title:	Vice President & Secretary

EWS CENTRAL FLORIDA HAULING, LLC, a Florida limited liability company
By:	/s/ Justin Kaplan
	Name:	Justin Kaplan
	Title:	Vice President & Secretary

Signature Page to
Amended and Restated Equity Interest Purchase Agreement

EMERALD WASTE SERVICES, LLC, a Florida limited liability company
By:	/s/ Justin Kaplan
	Name:	Justin Kaplan
	Title:	Vice President & Secretary

MACLAND HOLDINGS, INC., a Delaware corporation
By:	/s/ Justin Kaplan
	Name:	Justin Kaplan
	Title:	Vice President & Secretary

MACLAND DISPOSAL CENTER, INC., a Mississippi corporation
By:	/s/ Justin Kaplan
	Name:	Justin Kaplan
	Title:	Vice President & Secretary

MACLAND DISPOSAL INC. II, a Mississippi corporation
By:	/s/ Justin Kaplan
	Name:	Justin Kaplan
	Title:	Vice President & Secretary

Signature Page to
Amended and Restated Equity Interest Purchase Agreement